Supplementary Scheme Booklet

AUSTRALIAN STRATEGIC MATERIALS
LIMITED

ACN 168 368 401

Supplementary Scheme Booklet

For a scheme of arrangement in relation to the proposed acquisition of all the fully paid ordinary shares in Australian Strategic Materials Limited ACN 168 368 401 by EFR Critical Materials Pty Ltd ACN 696 983 614, a wholly owned subsidiary of Energy Fuels Inc., and a related option scheme of arrangement.

VOTE IN FAVOUR

The Independent Expert continues to conclude that the Share Scheme is in the best interests of ASM Shareholders and the Option Scheme is in the best interests of ASM Optionholders, in each case in the absence of a Superior Proposal.

The ASM Directors unanimously recommend that ASM Shareholders vote in favour of the Share Scheme and ASM Optionholders vote in favour of the Option Scheme, in each case in the absence of a Superior Proposal and subject to the Independent Expert continuing to conclude that the relevant Scheme is in the best interests of the relevant ASM Securityholders.

This is an important document and requires your immediate attention. You should read this Supplementary Scheme Booklet together with ASM's Scheme Booklet dated 18 May 2026 in full before you decide how to vote on the Schemes. If you are in doubt as to what you should do, you should consult your legal, financial or other professional adviser.

The timetable for the Schemes has been revised as detailed in the 'Important dates and times - Revised timetable' section of this Supplementary Scheme Booklet. The Share Scheme Meeting will now be held at 11.30am (AWST) on Wednesday, 12 August 2026 and the Option Scheme Meeting will now be held at the later of 12.00pm (AWST) on Wednesday, 12 August 2026 and the conclusion or adjournment of the Share Scheme Meeting. Both Scheme Meetings will be held at Dexus Place Perth, Level M, 240 St Georges Terrace, Perth WA 6000.

If you have any questions in relation to the Schemes, the Scheme Booklet or this Supplementary Scheme Booklet, please contact the ASM Scheme information line on 1300 644 587 (within Australia) and +61 2 9000 7018 (outside Australia) between 8:00am and 5:00pm, Monday to Friday (Sydney time), excluding national public holidays.

Legal Adviser	Financial Adviser

Important information

General

This Supplementary Scheme Booklet is important and requires your immediate attention. You should read this Supplementary Scheme Booklet, together with the Scheme Booklet dated 18 May 2026 in full before making any decision as to how to vote at the Scheme Meetings. You should also consult your legal, financial, tax or other professional adviser.

This document prevails to the extent of any inconsistency between the Supplementary Scheme Booklet and the Scheme Booklet.

Unless the context otherwise requires, references in the Scheme Booklet (including in the Notice of Share Scheme Meeting, Notice of Option Scheme Meeting, Share Scheme Resolution and Option Scheme Resolution) to the Scheme Booklet should be read as references to the Scheme Booklet as supplemented by this Supplementary Scheme Booklet.

Nature of this Supplementary Scheme Booklet

The purpose of this Supplementary Scheme Booklet is to provide further information to ASM Securityholders about the proposed acquisition of all the fully paid ordinary shares in Australian Strategic Materials Limited by EFR Critical Materials Pty Ltd ACN 696 983 614, a wholly owned subsidiary of Energy Fuels Inc., and a related option scheme of arrangement.

Since the Scheme Booklet was dispatched to ASM Securityholders on 18 May 2026, certain events have occurred and ASM directors have determined that ASM Securityholders should be provided with supplementary information before voting on the Schemes. This Supplementary Scheme Booklet provides that supplementary information and the details of the Scheme Meetings.

The Supplementary Scheme Booklet contains information to reflect the following matters:

  Energy Fuels' entry into a commitment agreement under which Energy Fuels has received a conditional US$725 million financing commitment from the U.S. Office of Strategic Capital; and

  Energy Fuels' entry into a definitive agreement to acquire 100% of VAC (as defined in section 9.1).

This Supplementary Scheme Booklet includes updates to the explanatory statement for the Schemes required by subsection 412(1) of the Corporations Act.

This Supplementary Scheme Booklet does not constitute or contain an offer to ASM Securityholders, or a solicitation of an offer from ASM Securityholders, in any jurisdiction. This Supplementary Scheme Booklet is not a disclosure document required by Chapter 6D of the Corporations Act. Subsection 708(17) of the Corporations Act provides that Chapter 6D of the Corporations Act does not apply in relation to arrangements under Part 5.1 of the Corporations Act approved at a meeting held as a result of an order under subsection 411(1). Instead, ASM Securityholders asked to vote on an arrangement at such a meeting must be provided with an explanatory statement as referred to above.

Please ignore this Supplementary Scheme Booklet if you have sold all of your ASM Securities.

Defined terms and interpretation

Capitalised terms used in this Supplementary Scheme Booklet are defined in section 9.1. Unless the context otherwise requires, if a capitalised term used in this Supplementary Scheme Booklet is not defined in section 9.1, it has the meaning given to it in the Scheme Booklet. If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

Section 9.2 sets out rules of interpretation that apply to this Supplementary Scheme Booklet.

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The documents reproduced in the attachments to this Supplementary Scheme Booklet may have their own defined terms, which sometimes differ from those in section 9.1.

Important notices from the Scheme Booklet

The items in the 'Important Information' section of the Scheme Booklet entitled 'Forward looking statements', 'Foreign jurisdictions', 'Charts and diagrams', 'Timetable and dates', 'External websites' and 'Privacy' continue to apply to, and should be read as forming part of, this Supplementary Scheme Booklet, subject only to the following:

  any reference in those items to 'this Scheme Booklet' is to be read as a reference to 'this Supplementary Scheme Booklet'; and

  for the avoidance of doubt, unless the context otherwise requires, any capitalised term used in those items has the meaning given to it in this Supplementary Scheme Booklet, or, if not defined in this Supplementary Scheme Booklet, the meaning given to it in the Scheme Booklet.

Roles of ASIC and ASX

A copy of this Supplementary Scheme Booklet has been provided to ASIC and ASX. Neither ASIC nor ASX, nor any of their respective officers, takes any responsibility for the contents of this Supplementary Scheme Booklet.

Important notice associated with Court order under subsection 411(1) of the Corporations Act

The fact that, under subsection 411(1) of the Corporations Act, the Court has ordered that a meeting be convened and has approved the explanatory statement required to accompany the Notice of Share Scheme Meeting and Notice of Option Scheme Meeting does not mean that the Court:

  has formed any view as to the merits of the proposed Schemes or as to how ASM Securityholders should vote (on this matter ASM Securityholders must reach their own conclusions);

  has prepared, or is responsible for the content of, the explanatory statement; or

  endorses the proposed Schemes, or has formed any other expression of opinions on, the proposed Schemes.

Notice of Share Scheme Meeting

The Notice of Share Scheme Meeting set out in Annex 7 to the Scheme Booklet continues to apply for the postponed Share Scheme Meeting, as supplemented by this Supplementary Scheme Booklet. Any references in the Notice of Share Scheme Meeting contained in Annex 7 of the Scheme Booklet or in the proxy form that accompanied the Scheme Booklet to dates or times should be read subject to the revised dates and times (and other information) set out in this Supplementary Scheme Booklet. No replacement proxy form accompanies this Supplementary Scheme Booklet, however, ASM Shareholders who require a replacement proxy form may request one from the ASM Registry.

Notice of Option Scheme Meeting

The Notice of Option Scheme Meeting set out in Annex 8 to the Scheme Booklet continues to apply for the postponed Option Scheme Meeting, as supplemented by this Supplementary Scheme Booklet. Any references in the Notice of Option Scheme Meeting contained in Annex 8 of the Scheme Booklet or in the proxy form that accompanied the Scheme Booklet to dates or times should be read subject to the revised dates and times (and other information) set out in this Supplementary Scheme Booklet. No replacement proxy form accompanies this Supplementary Scheme Booklet, however, ASM Optionholders who require a replacement proxy form may request one from the ASM Registry.

Notice of Second Court Hearing

At the Second Court Hearing, the Court will consider whether to approve the Share Scheme and the Option Scheme following the vote at the Share Scheme Meeting and the Option Scheme Meeting. Any ASM Securityholder may appear at the Second Court Hearing, currently expected to be held on Tuesday, 18 August 2026 at the Peter Durack Commonwealth Law Courts Building, 1 Victoria Avenue, Perth WA 6000. Any ASM Shareholder or ASM Optionholder who wishes to oppose approval of the Share Scheme or the Option Scheme (as applicable) at the Second Court Hearing may do so by filing with the Court and serving on ASM a notice of appearance in the prescribed form together with any affidavit that the ASM Shareholder proposes to rely on.

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No investment advice

This Supplementary Scheme Booklet has been prepared without reference to the investment objectives, financial and taxation situation or particular needs of any ASM Securityholder or any other person. The information and recommendations contained in this Supplementary Scheme Booklet do not constitute, and should not be taken as, financial product advice. The ASM Directors encourage you to seek independent financial and taxation advice before making any investment decision and any decision as to whether or not to vote in favour of the Schemes. This Supplementary Scheme Booklet should be read in its entirety before making a decision on whether or not to vote in favour of the Schemes. In particular, it is important that you consider the potential risks as set out in section 8 of the Scheme Booklet, as supplemented by section 6 of this Supplementary Scheme Booklet, and the views of the Independent Expert set out in the Independent Expert's Report in Annex 1 of the Scheme Booklet, as replaced by the Replacement Independent Expert's Report contained in Annex 1 of this Supplementary Scheme Booklet. If you are in doubt as to the course you should follow, you should consult an independent and appropriately licensed and authorised professional adviser immediately.

Responsibility

ASM has prepared, and is responsible for, the Supplementary ASM Information. Neither Energy Fuels nor any of its Subsidiaries, directors, officers, employees or advisers assume any responsibility for the accuracy or completeness of the Supplementary ASM Information.

Energy Fuels has prepared, and is responsible for, the Supplementary Energy Fuels Information. Neither ASM nor any of its Subsidiaries, directors, officers, employees or advisers assume any responsibility for the accuracy or completeness of the Supplementary Energy Fuels Information.

The Independent Expert has prepared the Summary Letter and Replacement Independent Expert's Report and takes responsibility for those documents. The Independent Technical Specialist has prepared the Replacement Independent Specialist Report included in the Replacement Independent Expert's Report and takes responsibility for that report. The Summary Letter and the Replacement Independent Expert's Report (including the Replacement Independent Specialist Report) are included in Annex 1.

None of ASM or Energy Fuels or any of their respective Related Bodies Corporate, Subsidiaries, directors, officers, employees or advisers (other than the Independent Expert in respect of the Summary Letter and the Replacement Independent Expert's Report and the Independent Technical Specialist in respect of the Replacement Independent Specialist Report) assume any responsibility for the accuracy or completeness of the information contained in the Summary Letter, Replacement Independent Expert's Report or the Replacement Independent Specialist Report, except, in the case of ASM, in relation to the information which it has provided to the Independent Expert and the Independent Technical Specialist.

No consenting party has withdrawn their consent to be named before the date of this Supplementary Scheme Booklet.

Notice to ASM Shareholders in the U.S.

Energy Fuels intends to rely on an exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof in connection with the consummation of the Share Scheme and the issuance of the Scrip Consideration. Approval of the Share Scheme by the Court, which will consider, among other things, the fairness of the terms and conditions of the issuance and exchange of such securities to Scheme Shareholders, will be relied upon by Energy Fuels for purposes of qualifying for the exemption pursuant to section 3(a)(10) of the U.S. Securities Act.

Scheme Shareholders resident in the U.S. should note that it is proposed that the Scrip Consideration be issued and the Cash Consideration be paid in exchange for the securities of a company incorporated in Australia in accordance with the laws of Australia and the ASX Listing Rules. The solicitation of proxies made pursuant to this Supplementary Scheme Booklet is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. The Share Scheme is subject to disclosure requirements of Australia that are different from those of the U.S.

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Without limiting the foregoing, the financial information included or incorporated by reference in this Supplementary Scheme Booklet has not been prepared in accordance with U.S. generally accepted accounting principles and thus may not be comparable to financial statements of U.S. companies. Further, unless otherwise indicated, estimates of resources and reserves and other scientific and technical information included or incorporated by reference in this Supplementary Scheme Booklet has not been prepared in accordance with Subpart 1300 and thus may not be comparable to similar information disclosed by U.S. companies subject to the reporting and disclosure requirements of the U.S. Securities and Exchange Commission (SEC).

The Supplementary Scheme Booklet has not been filed with or reviewed by the SEC or any state securities authority and none of them has passed upon or endorsed the merits of the Schemes or the accuracy, adequacy or completeness of the Supplementary Scheme Booklet. Any representation to the contrary is a criminal offence.

The Scrip Consideration to be issued pursuant to the Share Scheme has not been, and will not be, registered under the U.S. Securities Act or the securities laws of any state in the U.S. or other jurisdiction. The Share Scheme is not being made in any state in the U.S. or other jurisdiction where it is not legally permitted to do so.

Financial amounts and effects of rounding

All financial amounts in this Supplementary Scheme Booklet are expressed in Australian currency unless otherwise stated. A number of figures, amounts, percentages, estimates, calculations of value and fractions in the Supplementary Scheme Booklet are subject to the effect of rounding. Accordingly, any discrepancies between totals in tables or financial statements, or in calculations, graphs or charts are due to rounding. All financial and operational information set out in this Supplementary Scheme Booklet is current as at the date of this Supplementary Scheme Booklet, unless otherwise stated.

Date of Supplementary Scheme Booklet

This Supplementary Scheme Booklet is dated 27 July 2026.

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Scheme Booklet

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Scheme Booklet

Letter from the Chair of ASM

Dear ASM Securityholder,

On behalf of the ASM Board, I am pleased to provide you with this Supplementary Scheme Booklet, which supplements, and should be read together with, the Scheme Booklet dated 18 May 2026 that was previously sent to you. This Supplementary Scheme Booklet contains important additional information regarding developments since the dispatch of the Scheme Booklet and their implications for ASM Securityholders and the Schemes.

This Supplementary Scheme Booklet contains information regarding the following matters:

• the updated timetable for the Schemes - as detailed in the 'Important dates and times - Revised timetable' section;

• an update regarding a definitive agreement entered into by Energy Fuels for the proposed acquisition of 100% of Ara VAC Dutch TopCo, Ara VAC US TopCo, and their respective consolidated subsidiaries, including Vacuumschmelze GmbH & Co. KG (collectively, VAC) (the VAC Merger) - as detailed in section 4;

• an update regarding a conditional US$725 million financing commitment received by Energy Fuels from the U.S. Office of Strategic Capital (OSC) (the Conditional OSC Financing) – as detailed in section 5.2;

• an update regarding a US$250 million senior secured term loan facility commitment received from Goldman Sachs Bank USA (the Senior Secured Term Loan Facility) - as detailed in section 5.3;

• an update regarding risks relating to Energy Fuels, ASM and VAC, as an enlarged combined company (the Enlarged Combined Company) - as detailed in section 6;

• the pro forma historical financial information of the Enlarged Combined Company - as detailed in section 7;

• other additional, supplementary information - as detailed in section 8; and

• the replacement report from the Independent Expert – as attached to this Supplementary Scheme Booklet in Annex 1, which continues to confirm the Schemes remain fair and reasonable and in the best interests of ASM Shareholders and ASM Optionholders having regard to, among other things,  the Conditional OSC Financing, the VAC Merger, and movements in the Energy Fuels share price since the date of the Independent Expert’s Report (Replacement Independent Expert’s Report).

The VAC Merger, the Conditional OSC Financing and the Senior Secured Term Loan Facility (together, the Energy Fuels Updates) each remain subject to various conditions and approvals that are not assured and may take considerable time to satisfy. There can be no certainty that these conditions will be met; if they are not, these transactions will not close.

ASM Securityholders should note that the information about VAC and the VAC Merger contained in section 4 of this Supplementary Scheme Booklet is provided on the basis that if the Scheme and the VAC Merger are both implemented, ASM will become a part of a more diversified business than that contemplated in the Scheme Booklet. For that reason, the ASM Board considered it important to provide ASM Securityholders with information about VAC in advance of the Scheme Meetings that was comparable in detail to the information published by Energy Fuels to its own shareholders.

If approved by ASM Shareholders and the Court, implementation of the Share Scheme is expected to occur well in advance of the matters referenced in the Energy Fuels Updates, some or all of which may never occur. Notwithstanding this, the Energy Fuels Updates represent a clear and deliberate strategic pathway which, if successfully executed, are intended to deliver significant benefits to Energy Fuels and, in turn, to ASM Shareholders who receive Energy Fuels Securities under the Share Scheme.

Scheme Booklet

I encourage you to read this Supplementary Scheme Booklet, together with the Scheme Booklet and the Replacement Independent Expert's Report, carefully and in full. The Scheme Booklet contains important information on the Combined Company at the time of implementation of the Share Scheme. This Supplementary Scheme Booklet provides additional information in relation to Energy Fuels in the event that the Energy Fuels Updates are completed as intended.

Replacement Independent Expert's Report

In light of the new information (including the Energy Fuels Updates), the Independent Expert has provided a Replacement Independent Expert's Report, which replaces the Independent Expert's Report included in Annex 1 to the Scheme Booklet. The Independent Expert continues to conclude that:

  the Share Scheme is fair and reasonable and in the best interests of ASM Shareholders; and

  the Option Scheme is fair and reasonable and in the best interests of ASM Optionholders,

in each case, in the absence of a Superior Proposal.

The Independent Expert has prepared and issued the Replacement Independent Expert's Report to ensure that ASM Securityholders have access to a single, consolidated report that contains the Independent Expert's assessment of the Schemes in the context of the matters referred to in the Energy Fuels Updates. To assist ASM Securityholders, the Independent Expert has also prepared a letter that summarises the changes reflected in the Replacement Independent Expert's Report relative to the original Independent Expert's Report dated 12 May 2026 (Summary Letter). A copy of the Summary Letter and the Replacement Independent Expert's Report are set out in Annex 1.

No change to ASM Directors' Recommendation

After careful consideration of the Energy Fuels Updates and the additional information in this Supplementary Scheme Booklet, the ASM Directors continue to unanimously recommend that:

• ASM Shareholders vote in favour of the Share Scheme; and

• ASM Optionholders vote in favour of the Option Scheme,

in each case in the absence of a Superior Proposal and subject to the Independent Expert continuing to conclude that the Schemes are in the best interests of ASM Securityholders.

Subject to those same qualifications, each ASM Director intends to vote, or procure the voting of, all Director ASM Shares and Director ASM Options in favour of the relevant Scheme, which represents 13.91% of the total ASM Shares on issue and 5.93% of the total ASM Options on issue as at 30 June 2026.1

When considering the ASM Directors' recommendations and voting intentions, ASM Shareholders should have regard to the interests of ASM Directors in the outcome of the Schemes, the details of which are described in the Letter from the Chair of ASM, and sections 10.2, 10.3 and 10.4 of the Scheme Booklet, as supplemented by section 8.4 of this Supplementary Scheme Booklet.

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1  In relation to the unanimous recommendation of the ASM Directors, ASM Securityholders should have regard to the interests of Rowena Smith, Managing Director and Chief Executive Officer, in the outcome of the Schemes, which may differ from those of other ASM Securityholders, as further described in section 10.3(c) of the Scheme Booklet and the Letter from the Chair of ASM in the Scheme Booklet. Information regarding the ASM Directors' interests in ASM Securities more broadly is set out in section 10.2 of the Scheme Booklet.

Scheme Booklet

The reasons for the Directors' unanimous recommendation are set out in section 1.1 of the Scheme Booklet, as supplemented by section 1 of this Supplementary Scheme Booklet. There are reasons you might consider voting against the Schemes, which are set out in section 1.2 of the Scheme Booklet, as supplemented by section 1.2 of this Supplementary Scheme Booklet.

The Scheme Booklet also outlines the risk factors relating to the implementation of the Schemes, the Combined Company and Energy Fuels Shares (as set out in sections 8.2, 8.3 and 8.4 of the Scheme Booklet) which should be read in conjunction with the risks relating to the ASM Group if the Schemes are not implemented (as set out in section 8.5 of the Scheme Booklet). Those risk factors should be read with, and are supplemented by, the additional risks set out in section 6 of this Supplementary Scheme Booklet.

Revised timetable for the Schemes

The original date for the Scheme Meetings has been postponed. The Share Scheme Meeting will now be held at 11.30am (AWST) on Wednesday, 12 August 2026 at Dexus Place Perth, Level M, 240 St Georges Terrace, Perth WA 6000. The Option Scheme Meeting will now be held at the later of 12.00pm (AWST) on Wednesday, 12 August 2026 and the conclusion or adjournment of the Share Scheme Meeting, at the same location.

Please refer to the Important dates and times - Revised timetable section of this Supplementary Scheme Booklet for more details.

Voting at the Scheme Meetings

ASM Securityholders who have already submitted a valid proxy form and do not wish to change their vote do not need to take any action.

ASM Securityholders who have already submitted a proxy form and wish to change their vote may do so:

  by lodging a replacement proxy form either:

  online at https://investor.automic.com.au/#/loginsah; or

  by email to meetings@automicgroup.com.au;

  by fax to +61 2 8583 3040;

  by post to Automic GPO Box 5193 Sydney NSW 2001; or

  in person at Automic Level 5, 126 Phillip Street, Sydney NSW 2000.

ASM Securityholders who have not yet lodged a proxy form may complete and submit the proxy form for the relevant Scheme Meeting that accompanied the Scheme Booklet or can request a replacement proxy form from the ASM Registry by calling the ASM Registry on 1300 824 174 (within Australia) or +61 2 8072 1480 (outside Australia) between 8:30am and 7:00pm (Sydney time) Monday to Friday (excluding public holidays) or by emailing hello@automicgroup.com.au. Alternatively, ASM Securityholders registered as a member of Automic's investor portal can download a personalised replacement proxy form from Automic's investor portal at https://portal.automic.com.au/investor/home.

As a reminder, ASM Shareholders who have not yet lodged a proxy form, or who wish to change their vote, should ensure they submit the proxy form for the Share Scheme Meeting, and ASM Optionholders who have not yet lodged a proxy form, or who wish to change their vote, should ensure they submit the proxy form for the Option Scheme Meeting.

Scheme Booklet

ASM Securityholders are encouraged to lodge proxy forms online where possible, given postal delays and the upcoming proxy deadline for the Share Scheme Meeting (at 11.30am (AWST) on Monday, 10 August 2026) and the upcoming proxy deadline for the Option Scheme Meeting (at 12.00pm (AWST) on Monday, 10 August 2026).

Further details of the Scheme Meetings, including the time, venue and instructions on how to vote, are set out in section 3 of this Supplementary Scheme Booklet.

Election Forms

Eligible ASM Shareholders who have already submitted a valid Election Form and do not wish to change their Election, do not need to take any further action in relation to making an Election. Any valid Election Form or Election already submitted will remain valid unless withdrawn before the Election Date.

Eligible ASM Shareholders may make an Election by submitting an Election via the Automic Investor Portal at https://portal.automic.com.au/investor/home or by lodging an Election Form with the ASM Registry. Eligible ASM Shareholders may withdraw an Election by lodging an Election Withdrawal Form with the ASM Registry. Further information about making an Election is set out in section 3.2 of this Supplementary Scheme Booklet.

Further information

If you have any questions about the Schemes, the Scheme Booklet or this Supplementary Scheme Booklet, please contact the ASM Scheme information line on 1300 644 587 (within Australia) and +61 2 9000 7018 (outside Australia) between 8.00am and 5.00pm, Monday to Friday (Sydney time), excluding national public holidays.

Yours sincerely,

/s/ Ian Gandel

Ian Gandel

Non-Executive Chairman

Australian Strategic Materials Limited

Scheme Booklet

Important dates and times - Revised timetable

This "Important dates and times - Revised timetable" section of this Supplementary Scheme Booklet replaces the "Important dates and times" section of the Scheme Booklet.

Key events and the expected timing in relation to the approval and implementation of the Schemes are set out in the table below.

Event	Date
Latest time and date for lodgement of completed proxy forms for the Scheme Meetings Share Scheme Meeting Option Scheme Meeting	11.30am (AWST) on Monday, 10 August 2026 12.00pm (AWST) on Monday, 10 August 2026
Time and date for determining eligibility to attend and vote at the Scheme Meetings Share Scheme Meeting Option Scheme Meeting	7.00pm (Sydney time) on Monday, 10 August 2026 7.00pm (Sydney time) on Monday, 10 August 2026
Scheme Meetings to be held at Dexus Place Perth, Level M, 240 St Georges Terrace, Perth WA 6000 Share Scheme Meeting Option Scheme Meeting	11.30am (AWST) on Wednesday, 12 August 2026 The later of 12.00pm (AWST) on Wednesday, 12 August 2026 and the conclusion or adjournment of the Share Scheme Meeting
If the Schemes are approved by the Requisite Majorities of ASM Securityholders, the expected timetable for implementing the Schemes is:
Second Court Date for approval of the Schemes	Tuesday, 18 August 2026
Effective Date of the Schemes and last day of trading of ASM Securities on ASX	Wednesday, 19 August 2026
Suspension of trading of ASM Securities on ASX	Close of trading on Wednesday, 19 August 2026
Election Date

The latest time and date by which the ASM Registry must receive validly completed Election Forms from ASM Shareholders who wish to elect to receive New Energy Fuels Shares (rather than receive New Energy Fuels CDIs by default) or to withdraw a previous Election made.	5.00pm (AWST) on Wednesday, 19 August 2026

Scheme Booklet

Event	Date
New Energy Fuels CDIs to commence trading on ASX on a deferred settlement basis	Thursday, 20 August 2026
Scheme Record Date and Option Scheme Record Date for determining entitlements to the Share Scheme Consideration and the Option Scheme Consideration	5.00pm (AWST) on Friday, 21 August 2026
Implementation Date	Friday, 28 August 2026
Payment of the Cash Consideration on the Implementation Date	Friday, 28 August 2026
Commencement of trading of New Energy Fuels Shares issued under the Share Scheme on NYSE American and TSX	Friday, 28 August 2026 (Eastern Time)
Commencement of normal trading of New Energy Fuels CDIs on ASX	Monday, 31 August 2026
Termination of official quotation of ASM Shares and ASM Options on ASX	Close of trading on Monday, 31 August 2026
Dispatch of holding statements for New Energy Fuels CDIs	Tuesday, 1 September 2026
Dispatch of DRS Advices for New Energy Fuels Shares	Tuesday, 1 September 2026
First settlement of deferred settlement and normal settlement trading of New Energy Fuels CDIs on ASX	Wednesday, 2 September 2026

Notes

(1) All times and dates in the above timetable are references to the time and date in Perth, Australia, unless otherwise stated. All times and dates may be subject to change.

(2) Certain times and dates are conditional on the approval of the Schemes by ASM Securityholders and by the Court and satisfaction or waiver (where capable of waiver) of the other conditions to implementation of the Schemes.

(3) The Option Scheme is conditional on the Share Scheme proceeding; however, the Share Scheme is not conditional on the Option Scheme proceeding.

(4) Any changes will be announced by ASM to ASX.

(5) Due to the time zone differences between the U.S. and Australia, certain actions relating to the implementation of the Schemes may occur on Thursday, 27 August 2026 during U.S. business hours so as to enable implementation to occur on Friday, 28 August 2026 during Australian business hours.

Scheme Booklet

1. ADDITIONAL KEY CONSIDERATIONS RELEVANT TO YOUR VOTE

These considerations should be read in conjunction with those set out in section 1 of the Scheme Booklet.

1.1 Why you should vote in favour of the Schemes

(a) The ASM Board continues to unanimously recommend that ASM Securityholders vote in favour of the Schemes

After careful consideration of the Energy Fuels Updates and the other information contained in this Supplementary Scheme Booklet, and having regard to the advantages and disadvantages of the Schemes and the alternative options available to ASM, the ASM Directors continue to unanimously recommend that ASM Shareholders vote in favour of the Share Scheme and ASM Optionholders vote in favour of the Option Scheme, in each case in the absence of a Superior Proposal and subject to the Independent Expert continuing to conclude that the relevant Scheme is in the best interests of the relevant ASM Securityholders.

In reaching and maintaining this unanimous recommendation, the ASM Directors have considered, among other things, the matters set out in the Scheme Booklet and this Supplementary Scheme Booklet, including the merits and strategic rationale of the Schemes, the merits of continuing to operate ASM as a standalone entity, the likelihood of a Superior Proposal emerging in the future, the Energy Fuels Updates and the Replacement Independent Expert's Report.

Subject to the same qualifications, each ASM Director intends to vote, or procure the voting of, all Director ASM Shares and Director ASM Options in favour of the relevant Scheme. The interests of the ASM Directors in ASM Securities are set out in section 10.2 of the Scheme Booklet, as supplemented by this Supplementary Scheme Booklet (in particular in section 8.4).

In relation to the unanimous recommendation of the ASM Directors, ASM Securityholders should have regard to the interests of Rowena Smith, Managing Director and Chief Executive Officer, in the outcome of the Schemes, which may differ from those of other ASM Securityholders, as further described in section 10.3(c) and the Letter from the Chair of ASM in the Scheme Booklet, and as supplemented by this Supplementary Scheme Booklet in section 8.4.

Whilst the ASM Directors acknowledge that there may be reasons to vote against the Schemes, including those set out in section 1.2 of the Scheme Booklet and section 1.2 of this Supplementary Scheme Booklet, they continue to believe that the advantages of the Schemes outweigh the potential disadvantages and that the Schemes have the potential to realise greater benefits to ASM Securityholders than any other alternative currently available, including ASM continuing as a standalone entity.

(b) The Independent Expert continues to conclude that the Schemes are in the best interests of ASM Securityholders

The Independent Expert has provided the Replacement Independent Expert's Report in light of the Energy Fuels Updates and the other information contained in this Supplementary Scheme Booklet. The Independent Expert continues to conclude that the Share Scheme is fair and reasonable and in the best interests of ASM Shareholders, and that the Option Scheme is fair and reasonable and in the best interests of ASM Optionholders, in each case in the absence of a Superior Proposal.

In the Scheme Booklet, the Independent Expert concluded that the Schemes were fair and reasonable and in the best interests of ASM Securityholders, in the absence of a Superior Proposal. The Replacement Independent Expert's Report replaces the Independent Expert's Report included in Annex 1 to the Scheme Booklet and maintains that conclusion after considering the relevant developments since the Scheme Booklet was dispatched.

Scheme Booklet

ASM Securityholders should have regard to the Replacement Independent Expert's Report (rather than the Independent Expert's Report in the Scheme Booklet) when considering their vote on the Schemes. ASM Securityholders should also have regard to the Summary Letter that accompanies the Replacement Independent Expert's Report, which summarises the changes reflected in the Replacement Independent Expert's Report relative to the Independent Expert's Report in the Scheme Booklet.

The reasons why the Independent Expert reached and maintained its conclusions are set out in the Replacement Independent Expert's Report included in Annex 1 to this Supplementary Scheme Booklet. The ASM Directors encourage ASM Securityholders to read the Replacement Independent Expert's Report carefully and in full, including the assumptions, qualifications and risks set out in that report.

(c) The Share Scheme Consideration continues to imply an offer price that represents a premium to ASM's pre-announcement share price

Based on the closing price of Energy Fuels Shares on 30 June 2026,2 the Share Scheme Consideration (which comprises both the Scrip Consideration and the Cash Consideration) implies an offer price of approximately A$1.249 per ASM Share. This represents a premium of:

  72% to ASM's last closing share price prior to the Announcement Date of A$0.725; and

  82% to ASM's 30-day VWAP prior to the Announcement Date of approximately A$0.687.

ASM Securityholders should note that the implied value of the Scrip Consideration will vary with the market price of Energy Fuels Shares and movements in the AUD:US$ exchange rate. Accordingly, the implied value of the Share Scheme Consideration at implementation may be higher or lower than the implied value described above.

(d) Recent Energy Fuels developments may enhance the strategic value of the Enlarged Combined Company

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2  On 30 June 2026, Energy Fuels' closing price was US$14.50 and the AUD:US$ exchange rate was 0.6869.

Scheme Booklet

On 18 June 2026 (Eastern Time), Energy Fuels announced that it had received a conditional US$725 million financing commitment from the OSC under a commitment agreement, which it believes will help accelerate Energy Fuels’ growth and development. Information about the Conditional OSC Financing is set out in section 5.2 of this Supplementary Scheme Booklet.

On 23 June 2026 (Eastern Time), Energy Fuels entered into a Merger Agreement to acquire 100% of VAC. If the VAC Merger completes, Energy Fuels anticipates that the entities that comprise VAC would become subsidiaries of Energy Fuels and the assets and operations of VAC would form part of the Enlarged Combined Company in which ASM Shareholders (if the Share Scheme is implemented) would hold securities. Further information about VAC and the VAC Merger is set out in section 4 of this Supplementary Scheme Booklet.

Energy Fuels has also entered into a commitment letter for the Senior Secured Term Loan Facility for US$250 million, and currently anticipates that it will use some or all of the proceeds from the borrowings of the Senior Secured Term Loan Facility, together with cash on hand, to consummate the VAC Merger. Further information about the Senior Secured Term Loan Facility is set out in section 5.3.

Having regard to the Energy Fuels Updates, ASM Shareholders may view the opportunity to hold an interest in the Enlarged Combined Company (if the Share Scheme is implemented) as presenting additional benefits to those offered by holding securities in a combination of ASM and Energy Fuels alone, as described in section 1.1(c) of the Scheme Booklet.

1.2 Why you may consider voting against the Schemes

(a) The value of the Scrip Consideration remains subject to Energy Fuels Share price volatility

A significant component of the Share Scheme Consideration is comprised of Energy Fuels Shares. As a result, the value ultimately received by ASM Shareholders who receive the Scrip Consideration will depend on the market price of Energy Fuels Shares at and following implementation of the Share Scheme.

Since announcement of the Schemes, the market price of Energy Fuels Shares has been subject to volatility and may continue to fluctuate as a result of changes in market conditions, commodity prices, investor sentiment, regulatory developments, financing activities and Energy Fuels' operational performance. In addition, the announcement of the VAC Merger and associated financing arrangements may contribute to further share price volatility as investors assess the benefits, risks and integration challenges associated with those transactions. Accordingly, the value of the Scrip Consideration at Implementation, and the future value of the Scrip Consideration received by ASM Shareholders, may be lower than implied values referenced in the Scheme Booklet or this Supplementary Scheme Booklet.

(b) The VAC Merger introduces new risks and uncertainties for the Enlarged Combined Company

As set out in section 4 of this Supplementary Scheme Booklet, the proposed VAC Merger would significantly expand the scale, geographic footprint and operational complexity of the Enlarged Combined Company.

Sections 6.2 and 6.3 of this Supplementary Scheme Booklet also summarise additional risks that Energy Fuels has identified the VAC Merger may introduce for ASM Shareholders and were not contemplated at the time the Scheme Booklet was prepared. These risks include:

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  the risk that the conditions to completion of the VAC Merger are not satisfied or that completion is delayed;

  integration risks associated with combining the operations, systems, personnel and cultures of Energy Fuels, ASM and VAC; and

  the possibility that anticipated synergies, strategic benefits or financial returns anticipated by Energy Fuels in connection with the VAC Merger are not achieved, or take longer than expected to be realised.

ASM Securityholders who prefer exposure to the original Energy Fuels and ASM combination, without the additional integration and execution risks associated with the VAC Merger, may consider these factors a reason to vote against the Schemes.

(c) The VAC Merger will result in dilution for Energy Fuels Shareholders

As consideration for the VAC Merger, Energy Fuels has agreed to issue approximately 65.9 million Energy Fuels Shares (subject to adjustment in certain circumstances) and may issue additional preferred shares depending on the terms of the transaction and Energy Fuels' common share price at closing. As a result, existing Energy Fuels shareholders, including ASM Shareholders who receive Energy Fuels Shares under the Share Scheme, will own a smaller percentage of the post-implementation Energy Fuels company than they otherwise would have owned had the VAC Merger not proceeded.

The issuance of a substantial number of new Energy Fuels Shares may also place downward pressure on the market price of Energy Fuels Shares and reduce the economic interest of existing Energy Fuels Shareholders in the future earnings, assets and cash flows of the Enlarged Combined Company. In addition, VAC securityholders will become significant shareholders of the Enlarged Combined Company and may have interests that differ from those of ASM Shareholders.

ASM Securityholders who are concerned about the dilutive impact of the VAC Merger, or who do not consider the expected benefits of the transaction sufficient to offset that dilution, may view this as a reason to vote against the Schemes.

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2. FREQUENTLY ASKED QUESTIONS

This section 2 answers some frequently asked questions relating to the Schemes and the circumstances that have occurred following the dispatch of the Scheme Booklet to ASM Securityholders.

This section 2 is not intended to address all relevant issues for ASM Securityholders and should be read together with all other parts of this Supplementary Scheme Booklet, as well as the frequently asked questions set out in section 2 of the Scheme Booklet.

Question	Answer	More information
About this Supplementary Scheme Booklet
Why have you received this Supplementary Scheme Booklet?	This Supplementary Scheme Booklet has been sent to you because you are an ASM Securityholder and you are being asked to vote on the Share Scheme and/or Option Scheme.

	It provides supplementary information about events that have occurred since the Scheme Booklet was dispatched, including in relation to the recent Energy Fuels Updates, and the revised timetable for the Scheme Meetings.	N/A
Has the consideration or other terms of the Share Scheme or Option Scheme changed?	No. There has been no change to the Share Scheme Consideration or the Option Scheme Consideration. The Schemes otherwise remain on the terms described in the Scheme Booklet, as supplemented by this Supplementary Scheme Booklet. The key updates in this Supplementary Scheme Booklet relate to the revised timetable for the Scheme Meetings and implementation of the Schemes, and supplementary disclosure regarding the Energy Fuels Updates and the Replacement Independent Expert's Report.	N/A
Why is there detailed information about VAC and the VAC Merger in this Supplementary Scheme Booklet?	If the Scheme and the VAC Merger are both implemented, ASM will become a part of a more diversified business than that contemplated in the Scheme Booklet.

	For that reason, the ASM Board considered it important that ASM Securityholders have access to information about VAC in advance of the Scheme Meetings that was comparable in detail to the information published by Energy Fuels to its own shareholders.	N/A

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Question	Answer	More information
Recommendations and Independent Expert
Have the ASM Directors' recommendation or the Independent Expert's conclusion changed?	No. The ASM Directors continue to unanimously recommend that ASM Securityholders vote in favour of the Schemes, in the absence of a Superior Proposal and subject to the Independent Expert continuing to conclude that the relevant Schemes are in the best interests of the relevant ASM Securityholders.

	The Replacement Independent Expert's Report maintains the Independent Expert's conclusion that the Share Scheme is fair and reasonable and in the best interests of ASM Shareholders, and that the Option Scheme is fair and reasonable and in the best interests of ASM Optionholders, in each case in the absence of a Superior Proposal.	Sections 1.1(a) and 1.1(b) and Annex 1.
Why have I received a Replacement Independent Expert's Report?	The Independent Expert has prepared and issued the Replacement Independent Expert's Report, for ease of reference, to ensure that ASM Securityholders have access to a single, consolidated report that contains the Independent Expert's assessment of the Schemes.

	The Independent Expert has also prepared and issued the Summary Letter to assist ASM Securityholders in understanding the information presented in the Replacement Independent Expert's Report that is different to the information contained in the Independent Expert's Report dated 12 May 2026.	'Letter from the Chair of ASM' and Annex 1
Scheme Meetings and revised timetable
Why have the Scheme Meetings been postponed and what key dates have changed?	The Scheme Meetings have been postponed from the dates set out in the Scheme Booklet to allow preparation and dispatch of this Supplementary Scheme Booklet and to give ASM Securityholders sufficient time to consider the additional information set out in this Supplementary Scheme Booklet before voting.

	The revised timetable, including the proxy deadlines, voting eligibility times, Scheme Meeting dates, Second Court Date, Effective Date, Record Date and Implementation Date, is set out in the Important dates and times - Revised timetable section of this Supplementary Scheme Booklet.	'Important dates and times - Revised timetable' and section 3

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Question	Answer	More information
When are the Scheme Meetings being held?	The Share Scheme Meeting will be held in person at 11.30am (AWST) on Wednesday, 12 August 2026.

The Option Scheme Meeting will be held in person at the later of 12.00pm (AWST) on Wednesday, 12 August 2026 and the conclusion or adjournment of the Share Scheme Meeting.

	Both Scheme Meetings will be held at Dexus Place Perth, Level M, 240 St Georges Terrace, Perth WA 6000.	'Important dates and times - Revised timetable' and section 3
If I have already submitted a proxy form, do I need to do anything?	If you have already submitted a valid proxy form and do not wish to change your vote, you do not need to take any action. Any proxy form validly lodged by an ASM Securityholder will be deemed valid for the Scheme Meetings unless withdrawn or revoked, provided that you continue to be registered as an ASM Securityholder at the relevant time for determining voting entitlements.

If you have not yet voted, you may complete and submit the proxy form for the relevant Scheme Meeting that accompanied the Scheme Booklet, or request and submit a replacement proxy form.  If you wish to change your vote, you may submit a replacement proxy form. Any replacement proxy form validly lodged with the ASM Registry before the relevant deadline will revoke any earlier proxy form you previously lodged.

For an appointment of a proxy for the Scheme Meetings to be effective, the proxy's appointment (and if the appointment is signed by the appointer's attorney - the authority under which the appointment was signed (e.g. a power of attorney) or a certified copy of it), must be received by ASM at least 48 hours before the start of the Scheme Meetings (i.e. by 11.30am on Monday, 10 August 2026 for ASM Shareholders and 12.00pm on Monday, 10 August 2026 for ASM Optionholders). Proxy appointments received after this time will be invalid.

Electronic lodgement is recommended where possible, given postal delays and the upcoming proxy deadlines.

	Further details on how to vote are set out in section 3.1(b)(iv).	Section 3.1

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Question	Answer	More information
If I have already submitted an Election, do I need to do anything?	If you have already submitted a valid Election Form and do not wish to change your Election, you do not need to take any action.

	Any valid Election Form or Election already submitted will remain valid unless withdrawn before the Election Date. Eligible ASM Shareholders may make an Election by submitting an Election via the Automic Investor Portal at https://portal.automic.com.au/investor/home or by lodging an Election Form with the ASM Registry. Eligible ASM Shareholders may withdraw an Election by lodging an Election Withdrawal Form with the ASM Registry.	Section 3.2
Energy Fuels Updates
What is the Conditional OSC Financing?	On 15 June 2026 (Eastern Time), Energy Fuels and the OSC entered into a commitment agreement under which Energy Fuels has received a conditional US$725 million financing commitment from the OSC, comprising a proposed 20-year loan to finance the planned expansion of Energy Fuels' rare earth processing capabilities at its White Mesa Mill in Utah and the development of a planned rare earth metals and alloys facility in the United States.

	The Conditional OSC Financing remains subject to further due diligence, finalisation of agreements, customary closing conditions and approvals.	Section 5.2

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Question	Answer	More information
What is the VAC Merger?	On 23 June 2026 (Eastern Time), Energy Fuels entered into a definitive agreement to acquire 100% of VAC, a manufacturer of magnetic materials and product solutions, headquartered in Hanau, Germany.

The proposed VAC Merger would extend the Enlarged Combined Company's capabilities into the final stage of the rare earth value chain. VAC contributes established magnet manufacturing operations in Europe and the United States, a diversified customer base across automotive, industrial, aerospace and defence sectors, extensive intellectual property and technical expertise, and significant existing and expandable production capacity.

	The VAC Merger remains subject to various conditions and approvals, some of which may take considerable time to satisfy and are not assured. ASM Securityholders should have regard to both the case where the VAC Merger completes and the case where it does not complete.	Section 4, and specifically section 4.4 for the impact of the VAC Merger on Energy Fuels' business.
What is the Senior Secured Term Loan Facility?	On 23 June 2026 (Eastern Time), Energy Fuels entered into a commitment letter with Goldman Sachs Bank USA, pursuant to which Goldman Sachs Bank USA has committed to provide, subject to the terms and conditions of that commitment letter, a senior secured term loan facility in an aggregate principal amount of US$250 million.

	Energy Fuels currently anticipates using some or all of the proceeds of the Senior Secured Term Loan Facility, together with cash on hand, to fund the cash component of the VAC Merger consideration.	Section 5.3

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Question	Answer	More information
Further information
What if I have further questions about the Schemes?	If you are in doubt about anything in the Scheme Booklet or this Supplementary Scheme Booklet, you should contact your legal, financial, tax or other professional adviser.

	You are also invited to call the ASM Scheme information line on 1300 644 587 (within Australia) and +61 2 9000 7018 (outside Australia) between 8.00am and 5.00pm, Monday to Friday (Sydney time), excluding national public holidays.	N/A

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3. SCHEME MEETINGS

3.1 What should you do?

(a) Step 1 - Read this Supplementary Scheme Booklet

You should carefully read this Supplementary Scheme Booklet, together with the Scheme Booklet, in their entirety before deciding whether to vote in favour of the Schemes.

If you have any questions, please contact the ASM Scheme information line on 1300 644 587 (within Australia) and +61 2 9000 7018 (outside Australia) between 8.00am and 5.00pm, Monday to Friday (Sydney time), excluding national public holidays.

If you are in any doubt as to what you should do, please consult your legal, financial, tax or other professional adviser without delay.

(b) Step 2 - Vote on the Schemes

(i) Your vote is important

For the Schemes to proceed, it is necessary that a sufficient number of ASM Shareholders or ASM Optionholders vote in favour of the Share Scheme or Option Scheme at the Scheme Meetings.

(ii) Who is entitled to vote?

ASM Shareholders registered on the ASM Share Register and ASM Optionholders registered on the ASM Option Register at 7.00pm (Sydney time) on Monday, 10 August 2026 will be entitled to vote on the Schemes.

(iii) Details of the Scheme Meetings

The Scheme Meetings to approve the Schemes will be held as in person meetings, and ASM Securityholders or their proxies, attorneys or corporate representatives can attend the Scheme Meetings in person and vote.

The Share Scheme Meeting is scheduled to be held at 11.30am (AWST) on Wednesday, 12 August 2026.

Further information about attending the Share Scheme Meeting can be found in the Notice of Share Scheme Meeting set out in Annex 7 to the Scheme Booklet, as supplemented by this Supplementary Scheme Booklet.

The Option Scheme Meeting is scheduled to be held at the later of 12.00pm (AWST) on Wednesday, 12 August 2026 and the conclusion or adjournment of the Share Scheme Meeting.

Further information about attending the Option Scheme Meeting can be found in the Notice of Option Scheme Meeting set out in Annex 8 to the Scheme Booklet, as supplemented by this Supplementary Scheme Booklet.

(iv) How to vote?

ASM Securityholders may vote:

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  in person, by attending the Scheme Meetings in person at Dexus Place Perth, Level M, 240 St Georges Terrace, Perth WA 6000 on Wednesday, 12 August 2026;

  by proxy, by lodging a proxy form for the relevant Scheme Meeting that accompanied the Scheme Booklet, or a replacement proxy form, in one of the following ways (electronic lodgement is recommended where possible, given postal delays and the upcoming proxy deadlines):

– online - lodge the proxy form online at: https://investor.automic.com.au/#/loginsah. Click on 'View Meetings' - 'Vote'. To use the online lodgement facility, ASM Securityholders will need their holder number (Securityholder Reference Number (SRN) or Holder Identification Number (HIN)) as shown on the front of the proxy form. For further information on the online proxy lodgement process please see the 'Online Proxy Lodgement Guide' available at https://info.automicgroup.com.au/hubfs/collateral/Online-Proxy-Lodgment-web.pdf;

– by email - email your proxy form to: meetings@automicgroup.com.au;

– by fax - fax your proxy form to: +61 2 8583 3040;

– by post - post your completed proxy form to: Automic GPO, Box 5193 Sydney NSW 2001; or

– in person - deliver to: Automic Level 5, 126 Phillip Street, Sydney NSW 2000.

  by attorney, if you appoint an attorney to attend and vote at the Scheme Meetings in person on your behalf, the power of attorney (or a certified copy) must be received by the ASM Registry by 11.30am (AWST) on Monday, 10 August 2026 for ASM Shareholders and by 12.00pm (AWST) on Monday, 10 August 2026 for ASM Optionholders, unless the power of attorney has previously been lodged with the ASM Registry; or

  by corporate representative, a body corporate who is an ASM Shareholder, ASM Optionholder or proxy must appoint an individual as its corporate representative to attend and vote at the Scheme Meetings in person and on its behalf. If you are a corporate representative, you will need to provide evidence of your appointment as a corporate representative with the ASM Registry prior to the Scheme Meetings or have previously provided ASM with evidence of your appointment.

For an appointment of a proxy for the Scheme Meetings to be effective, the proxy's appointment (and if the appointment is signed by the appointer's attorney - the authority under which the appointment was signed (e.g. a power of attorney) or a certified copy of it), must be received by ASM at least 48 hours before the start of the Scheme Meetings (i.e. by 11.30am (AWST) on Monday, 10 August 2026 for ASM Shareholders and by 12.00pm (AWST) on Monday, 10 August 2026 for ASM Optionholders). Proxy appointments received after this time will be invalid for the meeting.

ASM Securityholders who have already submitted a valid proxy form and do not wish to change their vote do not need to take any action.

ASM Securityholders who have already directed their proxy how to vote at the Scheme Meetings may change that direction by:

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  lodging a replacement proxy form online at https://investor.automic.com.au/#/loginsah; or

  submitting a replacement proxy form:

– by email, to meetings@automicgroup.com.au;

– by fax, to +61 2 8583 3040;

– by post, to Automic GPO Box 5193 Sydney NSW 2001; or

– in person, at Automic Level 5, 126 Phillip Street, Sydney NSW 2000

Electronic lodgement is recommended where possible, given postal delays and the upcoming proxy deadlines.

ASM Securityholders can request a replacement proxy form from the ASM Registry by calling the ASM Registry on 1300 824 174 (within Australia) or +61 2 8072 1480 (outside Australia) between 8:30am and 7:00pm (Sydney time) Monday to Friday (excluding public holidays) or by emailing hello@automicgroup.com.au.

As a reminder, ASM Shareholders who have not yet lodged a proxy form, or who wish to change their vote, should ensure they submit the proxy form for the Share Scheme Meeting, and ASM Optionholders who have not yet lodged a proxy form, or who wish to change their vote, should ensure they submit the proxy form for the Option Scheme Meeting.

(v) How to ask questions

ASM Securityholders can ask questions relevant to the Schemes in person at the Scheme Meetings or before the Scheme Meetings by submitting questions in writing to the Company Secretary at info@asm-au.com by Monday, 10 August 2026.

The ASM Board will endeavour to respond to as many ASM Securityholder questions as possible during the Scheme Meetings. Please note that there may still not be sufficient time available at the Scheme Meetings to address all questions raised and individual responses will not be sent to ASM Securityholders.

3.2 Elections for Scrip Consideration

Eligible ASM Shareholders may make an Election to receive New Energy Fuels Shares as the Scrip Consideration, rather than receive New Energy Fuels CDIs by default. The revised Election Date is 5.00pm (AWST) on Wednesday, 19 August 2026.

If you do not make a valid Election, you will receive New Energy Fuels CDIs by default, unless you are an Ineligible Foreign Shareholder or the Sale Facility otherwise applies to you. Eligible ASM Shareholders who have submitted a valid Election and do not wish to change their Election do not need to take any action.

To make an Election, submit an Election via the Automic Investor Portal at https://portal.automic.com.au/investor/home or request and lodge an Election Form with the ASM Registry. To withdraw a previous Election, request and lodge an Election Withdrawal Form with the ASM Registry. Election Forms and Election Withdrawal Forms must be received by the ASM Registry by no later than 5.00pm (AWST) on Wednesday, 19 August 2026.

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Any valid Election Form or Election submitted before the date of this Supplementary Scheme Booklet will remain valid unless withdrawn before the Election Date.

ASM Shareholders can request an Election Form or Election Withdrawal Form from the ASM Registry by calling 1300 824 174 (within Australia) or +61 2 8072 1480 (outside Australia) between 8.30am and 7.00pm (Sydney time) Monday to Friday (excluding public holidays) or by emailing corporate.actions@automicgroup.com.au.

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4. INFORMATION ABOUT VAC

4.1 Introduction

The supplementary information contained in this section 4 has been prepared by Energy Fuels. The supplementary information concerning VAC, Energy Fuels and Energy Fuels BidCo and the intentions, views and opinions contained in this section 4 are the responsibility of Energy Fuels. ASM and its officers and advisers do not assume any responsibility for the accuracy or completeness of this information.

This section 4 contains information in relation to VAC in the event that the VAC Merger completes. The VAC Merger is not conditional upon completion of the Share Scheme or the Option Scheme. When considering how to vote on the Schemes, ASM Securityholders should have regard to both the case where the VAC Merger completes and where the VAC Merger does not complete. If the VAC Merger completes, it is planned that the entities that comprise VAC would become subsidiaries of Energy Fuels and the assets and operations of VAC would form part of the Enlarged Combined Company in which ASM Shareholders (if the Share Scheme is implemented) would hold securities.

Certain statements in this section 4 may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied. The information contained in this section 4 is supplementary to the Scheme Booklet and does not replace the Scheme Booklet. ASM Securityholders should read the Supplementary Scheme Booklet and the Scheme Booklet carefully and in full.

4.2 Overview of the Merger Agreement

On 23 June 2026 (Eastern Time), Energy Fuels entered into an agreement and plan of merger (the Merger Agreement) pursuant to which it will acquire 100% of Ara VAC Dutch TopCo, Ara VAC US TopCo, and their respective consolidated subsidiaries, including Vacuumschmelze GmbH & Co. KG.

The aggregate purchase price paid by Energy Fuels (which represented total consideration of approximately US$1.9 billion based on Energy Fuels' closing share price of US$16.12 as at 22 June 2026 (Eastern Time)) will consist of the VAC Merger Consideration, which comprises:

  the VAC Merger Cash Consideration, being US$718 million in cash;

  the VAC Merger Share Consideration, being 65,853,000 Energy Fuels Shares (provided that the maximum number of common shares that will be issued shall not exceed the maximum number of common shares that may be issued without obtaining the approval of Energy Fuels' shareholders under applicable Canadian securities laws); and

  the VAC Merger Preferred Share Consideration, being preferred shares of Energy Fuels, if any.

The VAC Merger Preferred Share Consideration may be issued in either or both of the following circumstances:

  to the extent the number of common shares constituting the VAC Merger Share Consideration is reduced to comply with the maximum issuance limit described above, preferred shares will be issued in replacement of any common shares so removed; and

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  if the volume-weighted average price of Energy Fuels' common shares in the twenty consecutive trading day period that ends on (and includes) the second trading day immediately prior to Closing is below a specified reference price of US$20.93 per common share, additional preferred shares will be issued to provide a value top-up to the Ara Parties, in an amount not to exceed US$135,000,000 in value.

The VAC Merger Preferred Share Consideration, if any, will be issued on the terms set forth in the Preferred Shares Instrument attached to the Merger Agreement, as such terms may be modified by the mutual agreement of the Ara Parties and the Parent Parties.

The VAC Merger Cash Consideration is subject to certain adjustments, including for the repayment of specified indebtedness of the Acquired Companies, reductions to account for unpaid transaction expenses and notified leakage, an increase by the amount of any negative leakage, subject to the cap set forth in the Merger Agreement, and an increase by the amount of any permitted financing provided by the Ara Parties or their affiliates to the Acquired Companies that remains outstanding as of immediately prior to the Closing, subject to the cap set forth in the Merger Agreement, in each case as provided in the Merger Agreement. An amount of US$12,500,000 otherwise payable at closing of the VAC Merger (Closing) will be deposited into an escrow account under an escrow agreement to be entered into at Closing (the Escrow Agreement) to secure certain post-Closing obligations of the Ara Parties under the Merger Agreement, with any remaining amounts to be released in accordance with the terms of the Merger Agreement and the Escrow Agreement.

(a) Conditions to the VAC Merger

Completion of the VAC Merger is subject to the satisfaction or waiver (to the extent permitted) of certain conditions, including:

  the expiration or termination of the waiting periods (and any extensions thereof) applicable to the VAC Merger under the HSR Act, and receipt of certain other regulatory approvals specified in the Merger Agreement;

  the conditional approval for listing on the NYSE American (subject only to official notice of issuance) and the TSX (subject only to customary post-closing filing requirements) of the VAC Merger Share Consideration issuable in accordance with the Merger Agreement;

  Energy Fuels having taken all actions necessary to issue and having duly authorised any VAC Merger Preferred Share Consideration issuable in accordance with the Merger Agreement;

  the absence of any governmental order or applicable law enjoining or otherwise prohibiting the VAC Merger;

  Energy Fuels having executed and delivered to the Ara EF Share Recipients the Investors' Rights Agreement, substantially in the form attached to the Merger Agreement;

  the absence of a continuing material adverse effect with respect to Energy Fuels and its material subsidiaries, taken as a whole, or the Acquired Companies, taken as a whole; and

  other customary conditions specified in the Merger Agreement.

(b) Representations and Warranties

The Merger Agreement contains customary representations and warranties from each of the Ara Parties and the Parent Parties, including representations and warranties from the Acquired Companies regarding, among other things, organisation and standing, capitalisation, authority, regulatory approvals and consents, financial statements, absence of certain developments, litigation and governmental orders, compliance with applicable laws, material contracts, real property, environmental matters, employee benefit plans and labour matters, taxes, intellectual property (including cybersecurity and data protection), insurance and no brokers.

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(c) Covenants

The Acquired Companies are obligated to use commercially reasonable efforts to conduct the business of the Acquired Companies in all material respects in the ordinary course prior to Closing and not to engage in specified actions without Energy Fuels' prior consent. Energy Fuels has agreed to customary covenants related to post-Closing employee matters, indemnification and insurance for directors and officers, obtaining stock-exchange approvals for the listing of the VAC Merger Share Consideration on NYSE American and the TSX, arranging and cooperating with respect to debt financing (with no financing condition to Closing), and undertaking pre-Closing funding steps to facilitate the consideration structure.

Energy Fuels and the Ara Parties are required to use reasonable efforts to take all actions necessary to consummate the VAC Merger, including making required filings and notices under the HSR Act and other applicable regulatory regimes and cooperating in seeking required approval.

(d) Termination

The Merger Agreement also contains specified termination rights, including the right of either Energy Fuels or the Acquired Companies to terminate the Merger Agreement if:

  the VAC Merger is not consummated by 22 March 2027 (as may be extended by mutual written agreement of Energy Fuels and the Acquired Companies), subject to an automatic extension if, as of that date, the only unsatisfied conditions relate to specified regulatory approvals and related waiting periods, in which case the outside date extends until 22 June 2027, there is a breach by the other party of its representations, warranties or covenants that would give rise to a failure of a closing condition that is not cured within the specified cure period (and subject to customary limitations if the terminating party is itself in material breach), a final, non-appealable governmental order or other applicable law permanently enjoins, prohibits or makes illegal the consummation of the transactions, or in the case of the Acquired Companies, if all mutual conditions are satisfied or waived (other than those to be satisfied at Closing), they deliver a "Closing Readiness Notice," and Energy Fuels fails to consummate the Closing by the specified date.

(e) Additional Information

At Closing, Energy Fuels must implement the Acquired TopCo Equityholders' rights (set out in the Investors' Rights Agreement, discussed below) regarding the composition of the Energy Fuels Board, including Ara Lead EF Share Recipient's nomination/designation and related veto rights, and take all actions necessary (including expanding the Energy Fuels Board) to effect those rights. Energy Fuels also agrees to provide a customary indemnification agreement to Ara Lead EF Share Recipient's Board nominee.

Based on the currently contemplated structure of the Enlarged Combined Company, it is expected that ASM and the German VAC business will each be held through newly formed acquisition holding company structures, while the U.S. VAC business will be held under US Merger Sub HoldCo, an existing holding company of Energy Fuels.

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The Merger Agreement also provides that, at Closing, each Ara EF Share Recipient will enter into a Lock-Up Agreement (discussed below) with Energy Fuels, substantially in the form attached to the Merger Agreement.

(f) Lock-Up Agreement

In connection with the Closing, Energy Fuels will enter into a Lock-Up Agreement (the Lock-Up Agreement) with the Ara Parties that will receive Energy Fuels Shares as consideration in the VAC Merger (Ara EF Share Recipients).

Pursuant to the Lock-Up Agreement, the Ara EF Share Recipients agree not to transfer (except for certain permitted transfers) any of the approximately 65.9 million Energy Fuels Shares received as consideration in the VAC Merger (the Lock-Up Shares) during the period beginning on the Closing Date and ending on the twelve-month anniversary of the Closing Date, subject to a release schedule that permits the Ara EF Share Recipients to transfer a portion of the Lock-Up Shares during specified periods following the Closing. During the first period, which begins on the Closing Date and ends on the six-month anniversary of the Closing Date, the Ara EF Share Recipients may transfer, in the aggregate, up to 8,000,000 Lock-Up Shares per calendar month (pro-rated for any partial month), subject to a maximum of 21,500,000 Lock-Up Shares in the aggregate during that period; provided that 50% of any portion of the monthly amount not transferred in a calendar month will carry forward to subsequent calendar months during the first period, and in no event may more than 16,000,000 Lock-Up Shares be transferred in any single calendar month. During the second period, which begins on the day following the six-month anniversary of the Closing Date and ends on the twelve-month anniversary of the Closing Date, the Ara EF Share Recipients may transfer, in the aggregate, up to 50% of the remainder of the Lock-Up Shares originally issued to the Ara EF Share Recipients that were not transferred during the first period. Upon the twelve-month anniversary of the Closing Date, all remaining Lock-Up Shares will be released from the transfer restrictions. The release schedule applies to the Ara EF Share Recipients on a collective basis, and the Lock-Up Shares remain subject at all times to restrictions on transfers to certain hostile entities, competitors and activist investors as set forth in the Lock-Up Agreement.

(g) Investors' Rights Agreement

In connection with the Closing, Energy Fuels will enter into an investors' rights agreement with the Ara EF Share Recipients (Investors' Rights Agreement).

Subject to the terms and conditions set forth in the Investors' Rights Agreement, as of the Closing Date, the Ara Lead EF Share Recipient will have (i) the right to nominate one director to the Energy Fuels Board (the Board Nomination Right), and (ii) the right to exercise a one-time veto over any one individual nominated by Energy Fuels for service on the Energy Fuels Board as an independent director, in which case Energy Fuels will identify a replacement nominee and repeat the process until a nominee is approved, at which point the veto right will automatically terminate (the Independent Director Veto Right). Both the Board Nomination Right and the Independent Director Veto Right will continue for so long as the Ara EF Share Recipients, in the aggregate, beneficially own at least 7.5% of the outstanding common shares of Energy Fuels and will cease at such time as the Ara EF Share Recipients, in the aggregate, own less than 7.5% of the outstanding common shares of Energy Fuels.

Pursuant to the terms of the Investors' Rights Agreement, Energy Fuels agreed to grant certain registration rights, subject to the conditions and limitations further described in the Investors' Rights Agreement, to the Ara EF Share Recipients, including the right to an automatic resale shelf registration statement, customary demand rights to require underwritten shelf takedowns and block trades (subject to a certain threshold and frequency limits), and piggyback registration rights.

Scheme Booklet

The Ara EF Share Recipients are subject to certain standstill restrictions under the Investors' Rights Agreement until the two-year anniversary of the Closing Date, such as, acquiring, offering or proposing to acquire, or agreeing to acquire voting securities of Energy Fuels or any securities convertible into or exercisable for voting securities of Energy Fuels over a certain ownership threshold as set forth in the Investors' Rights Agreement, participating in solicitation of proxies or submitting any public proposal for or offering any extraordinary transaction involving Energy Fuels or any of its subsidiaries, without the prior written consent of the Energy Fuels Board.

(h) Further information

For further information (including a full copy of the Merger Agreement), refer to the Energy Fuels Form 8-K released on 26 June 2026 (Eastern Time), which is available from Energy Fuels' website at https://www.energyfuels.com under Investors / SEC Filings.

4.3 Overview of VAC

VAC is a manufacturer of magnetic materials and product solutions, headquartered in Hanau, Germany. Founded in 1923, VAC develops, manufactures, and sells specialized alloys, materials, parts, components, permanent magnets, and applied magnetic solutions. The company has undergone several ownership transitions, including acquisition by Morgan Crucible in 1999, OM Group in 2011, Apollo Global Management (through OM Group) in 2015, and most recently by Ara Partners in October 2023. Throughout these transitions, VAC has maintained its position as one of the largest manufacturers of advanced magnetic materials. VAC's products are used across a range of end markets, including automotive and electrified mobility, industrial automation, defence and aerospace, renewable energy, and power electronics.

VAC's business is organised into three reportable segments:

Rapid Solidification - designs and manufactures soft-magnetic alloys (amorphous and nanocrystalline) on an industrial scale. The product portfolio consists of magnetic cores, inductive components, and current sensors through to complete assemblies, serving customers in industrial power electronics, automotive, solar technology, charging infrastructure for electric vehicles, and aerospace and defence applications; In FY2025, the Rapid Solidification segment generated revenue of approximately €156 million (approximately US$176 million), representing approximately 48% of VAC's total revenue. The segment's gross margin was approximately 21.5% in FY2025.

Crystalline - designs and manufactures soft-magnetic alloys (NiFe, CoFe) used across industries including automotive, industrial, defence and aerospace, and renewable-energy applications. Alloys are melted in vacuum induction furnaces at the Hanau plant and manufactured in the form of strips, wires, and further processed products, including stamped parts, rotor and stator assemblies, and precision sensor components. In FY2025, the Crystalline segment generated revenue of approximately €91 million (approximately US$104 million), representing approximately 28% of VAC's total revenue. The segment's gross margin was approximately 18.5% in FY2025.

Permanent Magnets - develops and manufactures high-performance sintered rare-earth permanent magnets, including neodymium-iron-boron (VACODYM®) and samarium-cobalt (VACOMAX®) magnets, as well as magnet assemblies. These products are used primarily in automotive (including EV traction motors), industrial, defence, and aerospace applications. VAC is one of a limited number of manufacturers producing sintered rare-earth permanent magnets at scale outside of Asia. In FY2025, the Permanent Magnets segment generated revenue of approximately €79 million (approximately US$89 million), representing approximately 24% of VAC's total revenue. The segment's gross margin was approximately 10.4% in FY2025.

Scheme Booklet

4.4 What does the VAC Merger mean for Energy Fuels?

VAC is a magnetics company with over 100 years of production expertise, more than 400 patents, upwards of 1,000 customers, and operating magnet production facilities in North America, Europe and Asia, including a magnet facility in Sumter, South Carolina, USA, with capacity to produce 2,000 tonnes per annum of permanent magnets, scalable to 12,000 tonnes per annum. Over the last decade, VAC has produced and shipped more than one billion rare earth permanent magnets. VAC's product portfolio spans both permanent magnets (sintered neodymium-iron-boron, NdFeB, and samarium-cobalt and SmCo) and soft magnetics (amorphous and nanocrystalline alloys, cobalt-iron and nickel-iron products), enabling integrated cross-selling among electrification and industrial applications. Approximately 85% of VAC's output is produced to customer specifications, reflecting deep design-in relationships built over decades, including customer partnerships averaging over 30 years with their largest accounts.

The VAC Merger brings together Energy Fuels' upstream REE assets, including REE mining projects and existing separation capacity, with VAC's downstream REE magnet manufacturing expertise. The acquisition of VAC unlocks the last stage of mine-to-magnet vertical integration for Energy Fuels, which, together with the ASM acquisition, would complete a fully western/western-allied-origin rare earth supply chain from feedstock projects through to finished permanent magnets. By internalising magnet manufacturing, the Enlarged Combined Company expects to capture additional margins on each kilogram of rare earth material processed.

The Enlarged Combined Company aims to serve customers across North America, Europe and Asia in the automotive, aerospace and defence, robotics, data centres, electronics and industrial automation sectors.

The combined platform includes feedstock supply from the "shovel ready" Donald Project in Australia  (subject to a Final Investment Decision, which is now targeted for Q3 2026) and from Energy Fuels' other prospective feedstock projects, including the Vara Mada Project and the Bahia Project, which are intended to supply additional feed materials to the White Mesa Mill upon development; processing and separation at Energy Fuels' White Mesa Mill; metals and alloy production at the Korean Metals Plant and the planned American Metals Plant; and permanent magnet manufacturing and assembly at VAC's European facilities and Sumter plant.

VAC serves a diversified range of end markets. Based on FY2025 revenue, VAC's end-market exposure was approximately as follows:

  Industrial: Largest end market, including industrial automation, drives, power electronics, and installation technology

  Automotive (General): Nearly a quarter of VAC's revenue is from the production of components for internal combustion engine vehicles and general automotive electronics

  Automotive (EV): Growing segment, including EV traction motors, charging infrastructure, and battery management systems

Scheme Booklet

  Aerospace & defence: Growing segment, particularly in the permanent magnets value stream, supported by increasing Western defence spending

  Alternative Energy: Includes solar/PV inverters and renewable energy applications

  Other: Includes consumer electronics, luxury watches, medical equipment, and other specialty applications

VAC's top 10 customers accounted for approximately 33% of total revenue in FY2025. VAC's customer relationships are characterised by long-standing partnerships, with its largest accounts averaging over 30 years of continuous supply.

Approximate Revenue Percentages By
End Market (2025A)

Approximate Revenue Percentages By
Geography (2025A)

Crystalline	Rapid Solidification	Permanent Magnets

Scheme Booklet

4.5 Raw Material Pass-Through Mechanisms

Following completion of the VAC Merger and the Schemes, the Enlarged Combined Company is intended to be vertically integrated across the full rare earth value chain - from mining projects and separation (Energy Fuels' White Mesa Mill and the Donald Project) through metals and alloys production (ASM's South Korea-based Korean Metals Plant and the planned AMP) to finished permanent magnet manufacturing (VAC's European facilities and the Sumter magnet plant). This vertical integration is intended to enable the Enlarged Combined Company to:

  internalise the upstream margin on rare earth feedstock currently paid to third-party suppliers, by sourcing separated rare earth oxides and metals from within the Enlarged Combined Company's own operations rather than purchasing them at market prices;

  reduce exposure to third-party supply chain disruptions and pricing volatility, particularly in light of recent Chinese export restrictions on certain rare earth alloy forms that have required VAC to restructure its procurement arrangements (including sourcing rare earth oxides from European and U.S.-based suppliers and engaging intermediary processors for alloy refinement);

  capture value at each conversion step in the supply chain – from ore to separated oxide, oxide to metal/alloy, and metal/alloy to finished magnet – rather than participating only in the final magnet manufacturing step where margins have historically been compressed by Chinese competition and raw material cost pass-through dynamics; and

  strengthen pricing power with end customers by creating a fully traceable, western/western-allied-origin, mine-to-magnet supply chain applicable to the aerospace, defence and automotive sectors, as evidenced by western pricing.

4.6 Key manufacturing operations

VAC's manufacturing operations are spread across multiple facilities, with approximately 3,500 full-time employees as of 31 December 2025. The principal manufacturing facilities comprise:

(a) Hanau, Germany.

The Hanau site serves as VAC's headquarters and primary production hub. Founded in 1923, the facility covers all three value streams (Rapid Solidification, Crystalline, and Permanent Magnets) and serves as a supplier of base material to downstream facilities in Slovakia, China, and Malaysia. The Hanau site also houses VAC's principal research and development capabilities. Approximately 85% of VAC's inventory is held at the Hanau site. The facility includes vacuum induction furnaces for alloy melting and a vertically integrated manufacturing chain from raw material processing through to finished components and assemblies.

(i) Production Capacity

1. Melt Shop: 8,000 tons

2. Cold Rolling: 6,000 tons

3. Rapid Solidification: 3,950 tons

4. Permanent Magnets: 1,000 tons

Scheme Booklet

(b) Sumter, South Carolina, United States

The Sumter facility is a purpose-built manufacturing facility situated on an approximately 80-acre site in Sumter, South Carolina. Initial production commenced in the fourth quarter of 2025. The facility has been designed to support potential phased expansion of capacity across subsequent phases. The Sumter facility has received U.S. government finance, including federal investment tax credits under Section 48C of the Internal Revenue Code. The facility, operated through e-VAC Magnetics LLC, has current capacity to produce 2,000 tonnes per annum of permanent magnets, scalable to 12,000 tonnes per annum.

The facility can increase capacity to 4,000 tonnes per annum without impacting current production and does not require any additional infrastructure to accommodate this expanded capacity. To expand to 12,000 tonnes per annum, VAC must invest in additional land. VAC holds an option to acquire an additional 144 acres adjacent to the Sumter facility, which would be sufficient for an expansion from 4,000 tonnes per annum to 12,000 tonnes per annum.

(c) Ulvila, Finland

The Ulvila facility specialises in the production of permanent magnets and magnet assemblies, including both SmCo and NdFeB magnets. The facility was acquired through the acquisition of Neorem Magnets Oy in 2007 and contributed approximately 3.3% of VAC's total FY2025 revenue, with most sales relating to locally manufactured products.

(i) Production Capacity

1. Permanent Magnets: 500 tons

(d) Horna Streda, Slovakia

The Horna Streda facility is a multi-purpose production site supporting all three value streams: The site produces cores, components, magnets, and soft-magnetic parts, including downstream processing and component assembly. The facility was founded in 1998 and has recently undergone expansion, with growth capital expenditure in FY2025 primarily directed toward the acquisition of adjacent buildings to secure optionality for future capacity expansion.

(i) Production Capacity

1. Rapid Solidification: Slitting (633 tons)

2. Crystalline: 230,000 hours

3. Permanent Magnets: PCU26 (23,500 hours), PCU32 (32,300 hours)

(e) Pekan, Malaysia

The Malaysian facility manufactures cores, current sensors, and components primarily for automotive and electrical safety applications within the Rapid Solidification value stream. The facility was established in 1984 and provides toll manufacturing services, with raw materials and work-in-progress remaining owned by VAC's German entity, Vacuumschmelze GmbH & Co. KG.

Scheme Booklet

(f) Shenyang, China

VAC holds 100% in Vacuumschmelze China Magnetics (Shenyang) Co. Ltd. (CN) which produces components and current sensors for power-electronics and electrical safety applications within the Rapid Solidification value stream. VAC has operated production facilities in Shenyang, China, since 1994 - initially in cooperation with a local partner, and since 2001 as an independent company under the name of "VACUUMSCHMELZE China Magnetics (Shenyang) Co., Ltd".

(i) Production Capacity

1. Current Sensors (26,000,000 pcs)

2. Components (2,830,000 hrs).

VAC also holds a 49% equity interest in SANVAC (Beijing) Magnetics Co. Ltd., a joint venture with Beijing Zhong Ke San Huan High-Tech Co., Ltd., which produces neodymium-iron-boron permanent magnets and magnetic assemblies. The joint venture was established pursuant to a Joint Venture Contract dated January 17, 2005.

4.7 Research and Development

VAC's principal research and development capabilities are housed at the Hanau, Germany headquarters. Total capitalised R&D costs amounted to approximately €8.9 million, €6.3 million and €3.5 million in FY2023, FY2024 and FY2025, respectively. The decline in capitalised R&D in FY2024 and FY2025 reflects the partial reallocation of engineering and development capacity to support the build-up of the e-VAC facility in the United States, rather than a structural reduction in underlying R&D capability.

VAC holds more than 400 patents across its product portfolio. The company's R&D activities focus on the development of advanced magnetic materials, manufacturing processes, and application-specific solutions across its three value streams.

4.8 Senior Management

As at 30 June 2026, the senior management personnel of VAC are:

Senior Management Personnel
Dr. Erik Eschen Chief Executive Officer	Dr. Eschen brings extensive professional experience in management to VAC. Prior to joining VAC, Dr. Eschen held leadership positions in international industrial organisations, including serving as CFO of the EMEA Division of Keller Group and holding roles at Bilfinger Berger and Deutsche Bahn. Eschen holds a PhD in Strategic Management and Diploma in Business Management from the Freie Universität Berlin.
Jürgen Wössner Chief Financial Officer	Mr. Wössner has extensive experience in finance and executive leadership roles across the automotive and industrial sectors. Prior to joining VAC, Mr. Wössner served as Group CFO for Allgaier Automotive GmbH and as CFO and Chairman of the Management Board at Felss Group. Mr. Wössner holds a Diploma in Business Management from the University of Stuttgart.
Gregor Eipert Chief Operating Officer	Mr. Eipert has extensive experience in industrial engineering and operational leadership roles. Prior to joining VAC, Mr. Eipert served as Head of Business Unit Stamping and Managing Director for Feintool, and as COO & CSO of Kienle + Spiess. Mr. Eipert holds a Master of Science in Industrial Engineering from the Berlin University of Applied Sciences and Technology.

Scheme Booklet

4.9 Historical Financial Information

Ara VAC IE Aggregator’s historical consolidated financial statements for the financial years ended 31 December 2024 and 31 December 2025 reflect the significant capital investment required to construct the Sumter permanent magnet manufacturing facility in Sumter, South Carolina, without the corresponding revenue and earnings contribution that the facility is expected to generate on a go-forward basis. Over the two-year period, VAC invested approximately €407 million in construction-in-progress (€192.6 million in FY2024 and €214.7 million in FY2025), the substantial majority of which relates to the construction and commissioning of the Sumter facility. Initial production at the Sumter facility commenced in the fourth quarter of 2025, meaning the facility contributed minimal revenue against substantial start-up and commissioning costs during the periods presented. As a result, the Permanent Magnets segment - which includes the Sumter facility - reported a gross margin of approximately 10.4% in FY2025, materially below the Rapid Solidification segment (approximately 21.5%) and the Crystalline segment (approximately 18.5%), reflecting the financial impact of carrying a facility that was not yet commercially operational during the historical periods.

Looking forward, the Sumter facility is expected to materially transform VAC's earnings profile. At its current installed capacity of 2,000 tonnes per annum, the facility is expected to generate approximately US$65-75 million of annual run-rate EBITDA3 once production reaches steady state. The facility was purpose-built to accommodate phased expansion: capacity can be increased to 4,000 tonnes per annum without disrupting existing production or requiring additional infrastructure, which would be expected to increase annual run-rate EBITDA to approximately US$130-140 million. VAC also holds an option to acquire an additional 144 acres adjacent to the Sumter site, which would support a further scale-up to 12,000 tonnes per annum, with expected annual run-rate EBITDA of approximately US$400 million at full capacity.

The historical financial statements also do not reflect the momentum building across VAC's legacy business. VAC's legacy operations generated positive adjusted EBITDA in FY2025, excluding the capital and operating expenses required to construct the Sumter facility, which had no corresponding revenue and earnings contribution in 2025, and has experienced more than 20% year-on-year growth in its order book for 2026, which is expected to translate into increased adjusted EBITDA in future years. This order book acceleration - driven by strengthening demand across automotive, industrial automation, defence and aerospace end markets - indicates that FY2026 financial performance is expected to be materially stronger than the historical periods presented, even before the Sumter facility begins contributing meaningful revenue and EBITDA. The combination of a recovering and growing legacy business with the commencement of commercial-scale production at the Sumter facility creates a dual earnings catalyst that is not reflected in the FY2024 or FY2025 reported results.

(a) Basis of preparation

This section 4.9 sets out a summary of historical financial information in relation to Ara VAC IE Aggregator for the purpose of this Supplementary Scheme Booklet.

The historical consolidated financial information has been extracted from Ara VAC IE Aggregator’s financial statements, which comprise the consolidated statement of financial position as of 31 December 2025 and 2024 and 1 January 2024, and the related consolidated statement of profit or loss, of other comprehensive income (loss), of changes in equity and of cash flows for the financial years ended 31 December  2025 and 2024.

The historical financial information of Ara VAC IE Aggregator is presented in an abbreviated form and does not contain all the disclosures, presentation, statements or comparatives that are usually provided in an annual report prepared in accordance with the Corporations Act. VAC considers that for the purposes of this Supplementary Scheme Booklet the historical financial information presented in a condensed form is more meaningful to ASM Securityholders.

The Ara VAC IE Aggregator historical consolidated financial information is presented in Euros and unless otherwise noted, is rounded to the nearest thousand.

_______________________________________________

3 Denotes a non-GAAP measure. See section 4.10 for more information regarding the use of non-GAAP financial measures.

Scheme Booklet

(b) Historical consolidated statement of profit and loss and other comprehensive income

The following table presents Ara VAC IE Aggregator's historical consolidated statement of profit and loss and other comprehensive income for the financial years ended 31 December 2025 and 31 December 2024.

	For the twelve months ended 31 December 2025	For the twelve months ended 31 December 2024
	Ara VAC IE Aggregator Historical EUR 000s	Ara VAC IE Aggregator Historical EUR 000s
Revenue	325,052	353,539
Cost of sales	(347,089)	(392,757)
Gross loss	(22,037)	(39,218)
Distribution expenses	(17,789)	(17,130)
Administrative expenses	(23,218)	(24,170)
Research and development expenses	(7,158)	(8,483)
Other income	11,633	3,930
Other expense	(7,315)	(6,524)
Operating loss	(65,884)	(91,595)
Finance income	3,009	8,434
Finance expenses	(58,545)	(31,719)
Loss before tax	(121,420)	(114,880)
Income taxes	33,566	18,122
Loss after tax	(87,854)	(96,758)
Attributable to:
Loss attributable to non-controlling interest	(9,170)	(10,151)
Loss attributable to equity holders of the parent	(78,684)	(86,607)
	(87,854)	(96,758)
Exchange differences on translation of foreign operations	(10,024)	7,418
Net gain (loss) on cash flow hedges	(5,253)	6,465
Remeasurement gain (loss) on defined benefit plans	7,596	3,763
Other comprehensive (loss) income, net of tax	(7,681)	17,646
Total comprehensive loss, net of tax	(95,535)	(79,112)
Attributable to:
Equity holders of the parent	(86,923)	(69,593)
Non-controlling interests	(8,612)	(9,519)
	(95,535)	(79,112)

Scheme Booklet

(c) Historical consolidated statement of financial position

The following table presents Ara VAC IE Aggregator’s historical consolidated statement of financial position as of 31 December 2025, 31 December 2024, and 1 January 2024.

	31 December 2025 Ara VAC IE Aggregator Historical	31 December 2024 Ara VAC IE Aggregator Historical	1 January 2024 Ara VAC IE Aggregator Historical
	EUR 000s	EUR 000s	EUR 000s
Assets
Current assets
Cash and cash equivalents	15,586	34,687	76,204
Restricted cash	2,951	12,195	440
Trade and other receivables	30,404	42,028	33,869
Inventories	96,535	97,680	152,099
Prepaid income tax	1,035	4,298	676
Transferrable tax credit	87,005	-	-
Other financial assets	111	26	-
	233,627	190,914	263,288
Restricted cash	-	2,588	-
Property, plant, and equipment	430,965	365,974	222,858
Right-of-use assets	4,866	4,544	3,951
Intangible assets	330,292	358,254	386,202
Other financial assets	15,068	23,853	7,057
Deferred financing costs	1,008	1,408	-
Deferred tax asset	13,618	11,365	3,490
	795,817	767,986	623,558
Total assets	1,029,444	958,900	886,846
Liabilities and Equity
Current liabilities
Interest bearing loans and borrowings	36,828	8,278	7,128
Trade and other payables	60,479	55,207	45,550
Short-term lease liabilities	2,205	2,023	1,904
Contract liabilities	21,560	26,034	16,368
Current income tax liabilities	594	1,332	1,070
Employee benefit obligations	14,515	17,011	16,810
Current other financial liabilities	-	76	249
Provisions	6,265	9,246	15,573
	142,446	119,225	104,652
Non-current liabilities
Interest bearing loans and borrowings	413,605	256,012	162,525
Employee benefit obligations	127,941	140,265	149,516
Long-term lease liabilities	2,817	2,738	2,291
Provisions	65	130	200
Uncertain tax position	12,978	9,541	-
Deferred tax liabilities	89,395	122,150	141,275
	646,801	530,836	455,807
Equity
Partners' capital	432,847	407,980	346,416
Accumulated losses	(193,733)	(115,049)	(28,442)
Other comprehensive losses / income	(5,650)	2,589	(14,425)
Equity attributable to equity holders of the parent	233,464	295,520	303,549
Non-controlling Interests	6,733	13,319	22,838
Total Equity	240,197	308,839	326,387
Total Liabilities and Equity	1,029,444	958,900	886,846

Scheme Booklet

(d) Historical consolidated statement of cash flows

The following table presents Ara VAC IE Aggregator’s historical consolidated statement of cash flows for the financial years ended 31 December 2025 and 31 December 2024.

	For the twelve months ended 31 December 2025	For the twelve months ended 31 December 2024
	Ara VAC IE Aggregator Historical EUR 000s	Ara VAC IE Aggregator Historical EUR 000s
Loss after tax	(87,854)	(96,758)
Adjustments to reconcile profit to cash generated from operations
Depreciation and amortization expense	54,792	58,860
Income taxes	(33,566)	(18,122)
Finance income/expenses, net	55,536	23,283
Gains/losses on sales and disposals of non-current assets	3,230	408
Change in current assets and liabilities
Inventories	1,145	54,419
Trade receivables	1,261	2,078
Trade payables	10,386	12,343
Current provisions	(2,999)	(6,308)
Other current receivables	(28)	(414)
Other current liabilities	(12,159)	7,008
Long-term provisions	(5,905)	(8,959)
Income taxes paid / (received)	1,157	(4,575)
Other non-cash items	18,888	(3,578)
Net cash provided by operating activities	3,884	19,685
Investing activities
Purchases of property, plant, and equipment and intangibles	(214,110)	(199,146)
Proceeds from government grants	16,352	38,351
Interest received	2,258	1,014
Change in restricted cash	11,833	(14,343)
Net cash used in investing activities	(183,667)	(174,124)
Financing activities
Proceeds from equity contributions	26,893	61,564
Interest paid, other	(938)	(1,506)
Proceeds from borrowings	176,198	92,515
Interest and financing fees paid	(35,414)	(39,456)
Cash payments for the principal portion of the lease liability	(3,638)	(2,262)
Interest related to lease liabilities	(242)	(238)
Net cash provided by financing activities	162,859	110,617

Cash and cash equivalents at the beginning of the period	34,687	76,204
Effect of exchange rate changes on cash and cash equivalents	(2,177)	2,305
Net increase (decrease) in cash and cash equivalents	(16,924)	(43,822)
Cash and cash equivalents at the end of the period	15,586	34,687

Scheme Booklet

4.10 Non-GAAP financial matters

This Supplementary Scheme Booklet includes references to adjusted EBITDA and some illustrative examples of forward-estimates of EBITDA, as described below, which are non-GAAP measures. Because these forward-looking estimates of EBITDA are illustrative examples, Energy Fuels is unable to present a quantitative reconciliation to the most directly comparable GAAP financial measure, because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP financial measure without unreasonable effort or expense. EBITDA and adjusted EBITDA do not have standardised meanings prescribed by GAAP and may not be comparable to (and may be calculated differently by) other companies that present similar measures. The illustrative examples presented in this Supplementary Scheme Booklet are estimates and future projections and are based on various assumptions, which may prove to be incorrect. Various risks could cause the Enlarged Combined Company's actual performance to be materially different from the illustrative examples, projections and estimates. These examples, projections and estimates are provided solely for illustrative purposes, and there can be no assurances that any such financial results or performance will ultimately be realized, in the manner illustrated herein or at all. These illustrative examples, projections and estimates should not be relied upon as being necessarily indicative of future results. Energy Fuels defines EBITDA as net income (loss) before (i) depreciation and amortization; (ii) interest expense; (iii) foreign exchange result; and (iv) income tax expense. Adjusted EBITDA is defined as EBITDA before (i) non-recurring restructuring expense; (ii) one-time consulting expenses, (iii) freight cost normalization adjustment; (iv) one-time losses on purchases contracts; (v) non-recurring factoring interest; and (vi) other. EBITDA and adjusted EBITDA reflect additional ways of viewing aspects of VAC's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting VAC's business. EBITDA and adjusted EBITDA should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with GAAP financial measures.

4.11 Securities and capital structure of VAC; Substantial Shareholders of VAC

VAC is a private company that does not have publicly traded securities. The Acquired Companies are ultimately held by certain funds affiliated with Ara Partners.

4.12 Material agreements

VAC operates a business-to-business industrial manufacturing business, generating revenue through customer relationships across its three value streams (Rapid Solidification, Crystalline, and Permanent Magnets). VAC has hundreds of contracts with a wide-ranging and diversified client base. Sales are generally conducted on VAC's standard terms, which include retention of title and liquidated damages provisions, while strategic customers may enter individually negotiated long-term supply arrangements. VAC also distributes products through third-party intermediaries under non-exclusive distributor agreements and commission-based sales agency arrangements, and sources raw materials under framework purchase orders and longer-term supply arrangements, including memoranda of understanding for permanent-magnet feedstock with price-formula mechanisms and rights of first refusal.

4.13 Equity compensation plan

VAC operates a management equity participation programme, which serves as a vehicle for certain employees, advisors, and consultants of the VAC group, who are invited to invest (directly or through investment vehicles), to participate in the growth and success of the VAC group. The equity participation programme will terminate at the Closing of the VAC Merger.

Scheme Booklet

4.14 Litigation

To the best of the knowledge of senior management personnel of VAC, no current litigation, dispute or claim in which VAC is involved would reasonably be expected to have a material adverse impact on VAC's financial condition or results of operations taken as a whole.

4.15 Recent trading performance of VAC shares

VAC is a private company, and its equity interests are not listed or quoted on any securities exchange or market. There is no public trading market for VAC's equity interests and accordingly there is no trading history to disclose.

4.16 Rights and liabilities attaching to VAC equity interests

As VAC is a private company, its equity interests are not represented by publicly listed shares. The equity interests in the Acquired Companies were issued in accordance with their respective organisational documents and applicable law. All of the issued and outstanding equity interests of each Acquired Company have been duly authorised and validly issued, are fully paid and non-assessable, and have not been issued or transferred in violation of any applicable laws. There are no preemptive rights, subscription rights, call or first refusal rights, redemption rights, repurchase rights, or other similar rights in respect of any equity interests in any Acquired Company.

4.17 Publicly available information about VAC

VAC is a private company and is not subject to public continuous disclosure reporting requirements. VAC does not file with SEDAR+, EDGAR, ASX or any stock exchange in its own right. Energy Fuels is subject to the continuous disclosure requirements of the TSX, NYSE American, the SEC and applicable Canadian securities laws. ASM is subject to the continuous disclosure requirements of the ASX Listing Rules and the Corporations Act. Energy Fuels' continuous disclosure filings are available on SEDAR+ at https://www.sedarplus.ca/ and EDGAR at https://www.sec.gov/cgi-bin/browse-edgar. ASM's continuous disclosure filings are available on the ASX website at https://www.asx.com.au/. Information available on Energy Fuels' website, ASM's website or at the websites referred to above does not form part of this Supplementary Scheme Booklet.

4.18 Corporate governance of VAC

VAC is a private company and is not subject to public corporate governance reporting requirements or the governance standards applicable to listed public companies. VAC's governance structure is determined by the organisational documents of the relevant Acquired Companies and the terms of the arrangements between the Acquired TopCo Equityholders and the Acquired Companies. VAC's management is responsible for the day-to-day management of the business and comprises Dr. Erik Eschen (Chief Executive Officer), Jürgen Wössner (Chief Financial Officer) and Gregor Eipert (Chief Operating Officer). Following completion of the VAC Merger, VAC's governance will be integrated with that of the Enlarged Combined Company.

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5. SUPPLEMENTAL INFORMATION ABOUT ENERGY FUELS

5.1 Introduction

This section 5 contains supplementary information about Energy Fuels, including new financing arrangements entered into by Energy Fuels following the date of the Scheme Booklet.

The information contained in this section 5 is supplementary to the Scheme Booklet and does not replace the Scheme Booklet. ASM Securityholders should read the Supplementary Scheme Booklet and the Scheme Booklet carefully and in full.

5.2 Summary of Conditional OSC Financing

On 15 June 2026 (Eastern Time), Energy Fuels and the OSC entered into a conditional commitment agreement with a tenor of 20 years to finance the planned expansion of Energy Fuels’ critical minerals processing capabilities at its White Mesa Mill in Utah (the Mill) as well as a planned rare earth metals and alloy facility to be constructed in the United States. The potential financing would support infrastructure and capacity to process rare earth elements and other critical materials from Energy Fuels’ portfolio of domestic and international projects.

The Conditional OSC Financing contemplates funding in three Phases: Phase 1 is the expansion of the Mill’s existing Phase 1 Circuit, which is currently capable of processing up to 10,000 tonnes of monazite or the equivalent feed per year for the commercial production of up to 1,000 tonnes of separated NdPr per year, by providing the capability for the additional commercial recovery of dysprosium (Dy), terbium (Tb), samarium (Sm), europium (Eu), gadolinium (Gd) and yttrium (Y), as well as an holmium (Ho)+ mixed rare earth carbonate (MREC), with the capability to add further heavy REE separations in the future as market conditions may warrant. Phase 1 will also enhance the Mill’s existing Phase 1 Circuit to (i) enable processing of uranium and rare earth-bearing MREC or similar intermediate feedstocks from third-party sources, either in addition to or in lieu of monazite or the equivalent, and (ii) add capability to calcine separated rare earth oxalates into separated rare earth oxides. This will enable the Mill to process MREC and similar feedstocks through the Mill’s expanded Phase 1 Circuit solvent extraction circuits independently of conventional uranium processing. Phase 1 is expected to be operational as early as Q4 2027, and, together with existing Mill Phase 1 Circuit operations, to support production of approximately up to 35 tonnes per annum of Dy and 12 tonnes per annum of Tb, in addition to approximately 850–1,000 tonnes per annum of NdPr, from processing up to approximately 10,000 tonnes per annum of monazite or the equivalent, along with an Ho+ carbonate. The capability to recover Sm, Eu, Gd, Y and potentially other heavy REE’s is expected to follow and be on-line in 2028 or later years. The Phase 1 expansion is expected to be completed prior to the commissioning of the Donald Project and will allow for the processing of all of Phase 1 of the Donald Project for the recovery of NdPr, Dy and Tb as well as other heavy REE oxides and mixed rare earth carbonates, once that project is developed.

Phase 2, as contemplated by the Conditional OSC Financing, is development of a stand-alone Phase 2 Circuit at the Mill to materially expand rare earth oxide production capacity. Upon commissioning, the Phase 2 Circuit at the Mill is expected to increase total rare earth oxide capacity from the Mill, when combined with the Mill’s expanded Phase 1 Circuit, as described above, to over 6,000 tonnes per annum of NdPr, together with approximately 80 tonnes per annum of Tb oxide and 288 tonnes per annum of Dy oxide, along with other heavy REE oxides and mixed rare earth carbonate across the Mill’s integrated operations. The Mill’s Phase 2 Circuit is expected to include a dedicated monazite crack-and-leach circuit, enabling independent and simultaneous REE processing operations alongside conventional uranium and uranium/vanadium processing. The Mill’s Phase 2 Circuit is currently expected to be commissioned in 2029 and to be available to process REE production from Energy Fuels’ Donald Phase 2, Vara Mada and Bahia HMS/monazite projects, upon their development.

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Phase 3, as contemplated by the Conditional OSC Financing, is the development of the metals and alloys facility in the United States, which could be the American Metals Plant contemplated by ASM, a downstream rare earth metals and alloy facility in the United States with a planned nameplate capacity of up to 4,000 tonnes per annum of alloy. Phase 3 is expected to be primarily supplied by rare earth oxides produced at the Mill, supplemented by third-party feedstocks as required. Phase 3 is expected to deploy proprietary metallization and alloy production technologies to produce NdFeB alloys and separated rare earth metals, including NdPr, Dy and Tb. Phase 3 is expected to establish a fully integrated U.S. rare earth metals and alloys platform through REE alloys, and upon successful closing of the VAC Merger, establish a fully integrated mine-to-magnets REE supply chain, addressing a critical gap in domestic metallization capacity and supporting the U.S. permanent magnet, clean energy and defence supply chains.

The Conditional OSC Financing is subject to further due diligence, finalization of agreements, approvals, and the availability of government appropriations. The definitive credit agreement is expected to include usual and customary conditions to financial close of the facility, including satisfaction of legal, technical and other due diligence requirements, and execution and delivery of binding agreements. In addition, the funding of each of the three Phases will be independent of each other and will each be subject to its own additional conditions of disbursement and drawdown, including without limitation, receipt of all required permits and licenses, additional documentation, and evidence of satisfactory feed supply agreements and offtake agreements sufficient to satisfy repayment of the amounts loaned.

The Conditional OSC Financing contemplates typical fees, interest rate, amortization schedule, security provisions, financial covenants and negative covenants which Energy Fuels believes are customary for a loan of this nature. The Conditional OSC Financing also contains affirmative and negative covenants that may restrict Energy Fuels' ability to: (a) be owned or controlled by any Restricted Entity; (b) transfer any property (including funds) to any Restricted Entity; or (c) otherwise do business with any Restricted Entity, where a “Restricted Entity” is defined in the Conditional OSC Financing to include certain entities, persons, governments or countries on any one of more lists relating to U.S. national security, such as a person appearing upon the ‘Denied Persons List” the “Entity List,” or the “Unverified List,” as maintained by the U.S. Department of Commerce, a “foreign entity of concern” or “foreign adversary” as defined by applicable U.S. regulations and other similar restrictions. The Conditional OSC Financing also contemplates the potential issuance of warrants to the OSC or its U.S. government designees (the amount and terms of which have not yet been determined).

The Conditional OSC Financing also acknowledges Energy Fuels’ need to simultaneously complete financings in connection with its Donald Project Joint Venture and Vara Mada heavy mineral sands/monazite project, and sets out the terms and conditions on which such additional financings would be permitted under the Conditional OSC Financing.

Taken as a whole, Energy Fuels believes the Conditional OSC Financing is competitive compared to commercial options that are available and is attractive to Energy Fuels. It will allow Energy Fuels to process all of Donald Phase 1 production, once developed, into REE oxides at the Mill, REE metals and alloys at the planned U.S. metals and alloys facility (which could be the American Metals Plant contemplated by ASM), or at the existing ASM Korean Metals Plant, and upon successful completion of the VAC Merger, into magnets at VAC’s existing Sumter U.S. plant or VAC’s existing facilities in Germany or Finland, thereby resulting in a complete western REE supply chain. The contemplated funding of the Mill’s Phase 2 Circuit would allow for the further expansion of this supply chain by approximately six-fold to accommodate all Energy Fuels’ planned additional monazite or the equivalent production from its planned Vara Mada, Bahia and other projects.

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Either party may terminate the Conditional OSC Financing if definitive agreements are not agreed to by the parties. In addition, the Conditional OSC Financing allows the OSC to suspend or terminate the loan commitment upon written notice, if: (a) it is not satisfied with any due diligence findings with respect to Energy Fuels or the Mill expansion project; (b) Energy Fuels fails to comply in a timely manner with any of its obligations under the Conditional OSC Financing or any reasonable request of OSC in connection with its due diligence review; (c) the OSC determines that a material change has occurred or is reasonably likely to occur in the business, operations, ownership, property or condition of Energy Fuels, the project, the ability of Energy Fuels to carry out the project or the conditions or value of any proposed security for the loan; (d) any of the information data, representations or other material submitted to the OSC on or behalf of Energy Fuels contains any material misrepresentation or material omission; or (e) it becomes unlawful for OSC to make or maintain any commitment to extend credit or allocate funds for the project or to Energy Fuels due to the adoption of, change in, change in the interpretation of, or change in the effectiveness of, any applicable law after the date of the Conditional OSC Financing.

Further details of the risks associated with the Conditional OSC Financing are set out in section 6.1.

5.3 Summary of Senior Secured Term Loan Commitment Letter

On 23 June 2026 (Eastern Time), Energy Fuels entered into the Commitment Letter pursuant to which Goldman Sachs Bank USA has committed to provide, subject to the terms and conditions set forth in the Commitment Letter, a senior secured term loan in an aggregate principal amount of US$250 million, US$250 million of the Senior Secured Term Loan Facility will be available to Energy Fuels upon the completion of the terms set forth in the Commitment Letter and the Summary of Terms and Conditions attached to the Commitment Letter as Annex A. Energy Fuels currently anticipates that it will use some or all of the proceeds from the borrowings of the Senior Secured Term Loan Facility, if any, on the Closing Date, together with cash on hand, to consummate the VAC Merger.

Amounts to be funded under the Senior Secured Term Loan Facility, if any, will be reduced by the net cash proceeds from the issuance or incurrence of certain debt, the issuance of equity financing (including equity and debt securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities) and non-ordinary course asset sales (in each case, with exceptions to be agreed).

5.4 Update to Energy Fuels Board

As of the date of this Supplementary Scheme Booklet, the Energy Fuels Board is comprised of seven (7) members, each of whom were re-elected by the shareholders of Energy Fuels at its 2026 annual meeting of shareholders held on 24 June 2026. Messrs. J. Birks Bovaird and Alexander G. Morrison did not stand for re-election at the annual meeting and therefore ceased to be directors of Energy Fuels on 24 June 2026.

Also effective on 24 June 2026, Mr. Michael Stirzaker, an independent director, was appointed to serve as Chair of the Audit Committee of Energy Fuels.

5.5 No other material information

Other than as disclosed in this Supplementary Scheme Booklet and the Scheme Booklet, there is no information regarding Energy Fuels or its intentions regarding the Enlarged Combined Company that is required under applicable law or ASIC guidance and which is, in the opinion of Energy Fuels, material to the making of a decision by an ASM Securityholder on whether or not to vote in favour of the Schemes that is within the knowledge of any director of Energy Fuels as at the date of this Supplementary Scheme Booklet that has not been previously disclosed to ASM Securityholders.

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6. ADDITIONAL RISKS

This section 6 describes:

  risks relating to the Conditional OSC Financing;

  risks relating to entering into the Merger Agreement and the VAC Merger; and

  risks relating to the Enlarged Combined Company's business and operations.

ASM Securityholders should be aware that there are a number of risks, both general and specific, associated with the Conditional OSC Financing, the Merger Agreement and the completion of the VAC Merger, which are additional to the risks disclosed in Section 8 of the Scheme Booklet.

These risk factors should be read in addition to those listed in Section 8 of the Scheme Booklet.

6.1 Risks relating to the Conditional OSC Financing

(a) There can be no assurances that all conditions to the Conditional OSC Financing will be satisfied, that the proposed financing will be completed or that the proposed financing will not be modified, challenged or impaired in the future, each of which would have a material adverse effect on Energy Fuels’ business, results of operations and financial position.

The Conditional OSC Financing is subject to further due diligence, finalisation of agreements, customary closing conditions and approvals.

There can be no assurances that all conditions will be satisfied and that the proposed OSC financing will be completed, and that funding of and support for the transactions contemplated by the Conditional OSC Financing will not be modified, challenged or impaired in the future, which would have a material adverse effect on Energy Fuels’ business, results of operations and financial position.

In the event of any termination or frustration of the Conditional OSC Financing, in full or in part, Energy Fuels may have limited recourse and remedies available against the OSC and the U.S. federal government.

(b) Energy Fuels’ business is subject to changes in U.S. federal policy, regulation and funding, which could impair Energy Fuels’ ability to operate its existing business and pursue its strategic plans

Energy Fuels’ operations are subject to extensive regulatory requirements enforced in part by the U.S. federal government. If government regulations are interpreted or enforced in a manner adverse to Energy Fuels, it may be subject to enforcement actions, penalties, exclusion, and other material limitations on Energy Fuels’ operations. Any changes in U.S. federal regulations or a failure to comply with the terms of agreements with the U.S. federal government could impair Energy Fuels’ ability to operate its existing business and pursue its strategic plans. Furthermore, the potential opportunities afforded Energy Fuels by participating in government financing program like that of the OSC are unique. While this financing enables the company to pursue its strategic goals, including sourcing of heavy rare earth feedstock and securing necessary environmental permits, Energy Fuels remains solely responsible for meeting all commercial and regulatory requirements.

Federal funding subjects Energy Fuels to various laws, regulations, and other policies and considerations that may constrain Energy Fuels’ future business or otherwise have a material adverse impact on Energy Fuels’ future financial results. Energy Fuels may be subject to heightened scrutiny of its business activities with both government and non-government customers, government audits, investigations, congressional scrutiny, inquiries about conflicts of interest, civil or criminal enforcement by the Department of Justice (including actions under the False Claims Act), exclusion or limitation on future government-funded opportunities, suspension, debarment, and other administrative remedies. Any failure to perform obligations under the Conditional OSC Financing could exacerbate the other risks described in this section and those listed in Section 8 of the Scheme Booklet, including risks related to commodity price volatility, liquidity, regulatory compliance and Energy Fuel’s ability to execute its strategic plans.

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(c) The Conditional OSC Financing contains affirmative and negative covenants that may impair Energy Fuels’ ability to operate its business in the normal course, which could have a material adverse effect on its business.

The Conditional OSC Financing specifies customary additional steps that Energy Fuels must take to proceed toward financial close on the loan, including fulfilling financial, legal, technical and other due diligence requirements. Additionally, the Conditional OSC Financing contains affirmative and negative covenants that could impair Energy Fuels’ ability to operate its business in the normal course. If strategic transactions that Energy Fuels wishes to undertake are prohibited by the Conditional OSC Financing, Energy Fuels’ ability to operate its business could be materially impacted. It is noted that the Conditional OSC Financing expressly contemplates the ASM transaction and transactions such as the VAC Merger.  However, both transactions remain subject to OSC due diligence which could impact the availability or timing of the proposed financing.

Additionally, the Conditional OSC Financing contemplates a potential for warrants to be issued. The amount or terms of such warrants have not yet been determined. If warrants are issued and are exercised, the issuance of the Energy Fuels Shares underlying such warrants will dilute the ownership interests of holders of Energy Fuels Shares and reduce the value of their investment.

6.2 Risks of entering into the Merger Agreement and VAC Merger

(a) The market price of the Energy Fuels Shares may be adversely affected as a result of the VAC Merger consideration and related financing arrangements

The VAC Merger Consideration will consist of: (i) US$718 million (being the VAC Merger Cash Consideration); (ii) 65,853,000 Energy Fuels Shares (subject to the maximum number of Energy Fuels Shares constituting the VAC Merger Share Consideration that may be issued without obtaining the approval of Energy Fuels' shareholders under applicable Canadian securities laws; and (iii) VAC Merger Preferred Share Consideration, issued, as set out in the Merger Agreement, to replace Energy Fuels Shares removed from the VAC Merger Share Consideration to comply with Canadian Securities Laws (with the number of Preferred Shares increased in accordance with the Merger Agreement if the VAC Merger Share Consideration is so reduced) and/or to provide an additional value top up if the market price of Energy Fuels Shares at Closing is below a specified reference price.

The increase in the number of issued and outstanding Energy Fuels Shares may lead to sales of such shares or perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Energy Fuels Shares. Further, the issuance of the VAC Merger Share Consideration may dilute the ownership interests of holders of Energy Fuels Shares and reduce the value of their investment. Similar dilution could result from the sale of assets to meet liquidity requirements.

In addition, Energy Fuels currently anticipates using some or all of the proceeds of the Senior Secured Term Loan Facility, together with cash on hand, to fund the VAC Merger Cash Consideration. Under the terms of the Senior Secured Term Loan Facility, amounts to be funded will be reduced by the net cash proceeds from the issuance or incurrence of certain debt, the issuance of equity financing (including equity and debt securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities) and non-ordinary course asset sales. To the extent that Energy Fuels issues equity securities or equity-linked securities, or incurs additional debt, to reduce or repay amounts drawn under the Senior Secured Term Loan Facility, such issuances could further dilute the ownership interests of holders of Energy Fuels Shares (including ASM Shareholders who receive New Energy Fuels Shares or New Energy Fuels CDIs under the Share Scheme) and/or increase the Enlarged Combined Company's leverage and debt-servicing obligations. Additional debt may also impose further covenants and restrictions on the Enlarged Combined Company's operations.

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(b) If the VAC Merger Preferred Share Consideration is issued, holders of Energy Fuels preferred shares will have certain preferential rights over holders of Energy Fuels Shares

If the VAC Merger Preferred Share Consideration is issued at Closing, such holders will have preferred rights to Energy Fuels' assets upon liquidation, the right to receive dividends before dividends would be declared to holders of Energy Fuels Shares, and the right to the redemption of such preferred shares, possibly together with a premium, prior to the redemption of Energy Fuels Shares.

(c) Closing Conditions to the VAC Merger may not be satisfied

Implementation of the Merger Agreement is subject to the satisfaction or waiver (where permitted) of a number of closing conditions. There can be no guarantee that the closing conditions will be satisfied or waived (where permitted), or, if satisfied or waived (where permitted), when that will occur. Certain closing conditions are beyond the control of Energy Fuels and VAC, including regulatory approvals. Any failure or delay in satisfying the closing conditions could prevent or delay the implementation of the Merger Agreement, which could reduce the benefits that Energy Fuels and VAC expect to obtain from the VAC Merger, increase the costs associated with the VAC Merger and/or impede the successful integration of Energy Fuels' and VAC's businesses.

(d) The Merger Agreement may be terminated in certain circumstances

VAC and Energy Fuels have the right to terminate the Merger Agreement in circumstances pursuant to Section 9.01 of the Merger Agreement. As such, there is no certainty that the Merger Agreement will not be terminated by either VAC or Energy Fuels before the VAC Merger is completed.

In this scenario, the market price of Energy Fuels Shares may fall and there is no assurance that any alternative proposal will emerge (and if such proposal emerges, there is no assurance that it will be at an equivalent or lower price than the implied price to be paid to acquire VAC under the Merger Agreement).

(e) Significant transaction and transaction-related costs have been incurred and will continue to be incurred

Both Energy Fuels and VAC have incurred, and will continue to incur, significant costs associated with the Merger Agreement and combining the businesses of Energy Fuels and VAC. Fees and expenses related to the VAC Merger include financial adviser fees, filing fees, taxes, legal, accountant and regulatory fees. Some of these costs will be paid regardless of whether the VAC Merger is completed.

(f) Changes in the risk and investment profile of Energy Fuels Shares

The Closing will alter the risk exposure of ASM Shareholders, as Energy Fuels Shares will be exposed to risks relating to each of ASM, Energy Fuels and VAC (including the integration of VAC). Those risks may be different from or additional to those related to Energy Fuels and ASM and you may prefer the risks and investment profile of Energy Fuels and ASM as a combined standalone entity.

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These changes in risks and investment profile may be considered a disadvantage by ASM Shareholders.

(g) Integration and failure to realise benefits, including synergies

On and from the Closing, the Enlarged Combined Company expects to pursue and realise benefits of increasing operations across magnets and manufacturing with REE.

There is a risk that the Enlarged Combined Company may not achieve the strategies, operational objectives and benefits (in whole or in part) or that they will not materialise or will not materialise to the extent that the Enlarged Combined Company contemplates, or they will be delayed. This may occur due to matters beyond the control of the Enlarged Combined Company, or as a result of changes in circumstances or strategies. A failure to achieve these strategies, operational objectives and benefits could have an adverse impact on the Enlarged Combined Company's operations, financial performance and financial position. There is also a risk that the Enlarged Combined Company will not benefit (in whole or in part) from the synergies and other benefits.

(h) The Enlarged Combined Company may face new tax risks in certain VAC operating jurisdictions

VAC has operations and conducts business in Germany, Slovakia, Malaysia, Finland, and other parts of the world, in which Energy Fuels' subsidiaries do not currently operate or conduct business which could impact the Enlarged Combined Company's tax circumstances. Taxation laws in these jurisdictions can be complex, subject to varying interpretations and applications by relevant tax authority and are continuously subject to changes and revisions. In addition, following the VAC Merger, the Enlarged Combined Company may be subject to tax liabilities that may exist at VAC or that may arise in connection with the VAC Merger which are currently unknown. Any unexpected taxes imposed on the Enlarged Combined Company could have a material and adverse impact on the Enlarged Combined Company's financial position.

(i) VAC has not been subject to internal control infrastructure requirements that U.S. public companies are required to comply with

VAC was not required to maintain an internal control infrastructure that would meet the standards of a United States public company, including the requirements of the Sarbanes-Oxley Act of 2002, as amended. The costs to implement such controls and procedures may be substantial and Energy Fuels could encounter unexpected delays and challenges in this implementation.

In addition, Energy Fuels may discover significant deficiencies or material weaknesses in VAC's financial and disclosure controls and procedures which could result in additional costs or adversely affect Energy Fuels' business or operating results, and, as has occurred with Energy Fuels, the accounting for acquisitions can be complex and may lead to material weaknesses.

6.3 Risks relating to the Enlarged Combined Company's business and operations

The Enlarged Combined Company's business and industry will be subject to a number of business and operation risks, including risks that are outside of its control, which could negatively impact the Enlarged Combined Company's actual results. These risks include, but are not limited to, those set out below:

(a) Risks related to the jurisdictions in which the Enlarged Combined Company will operate

The Enlarged Combined Company and its businesses, and the industries in which it operates, are subject to a number of risks related to the jurisdictions in which the Enlarged Combined Company operates, including risks that are outside of its control, which could negatively impact on the Enlarged Combined Company's actual operation and financial results.

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(b) Foreign Currency Risks

The Enlarged Combined Company’s operations will be subject to currency fluctuations. The Enlarged Combined Company’s operating expenses and revenues will primarily be incurred in U.S. dollars, while some of its cash balances and expenses are measured in Canadian dollars and Brazilian real. The operations of the Enlarged Combined Company’s HMS Division based in Perth, Western Australia are also primarily conducted in U.S. dollars, though some are conducted in currencies other than the U.S. dollar (including, Australian dollars, Kenyan shillings and Malagasy ariary). The operations of ASM are primarily conducted in Australian dollars, but ASM conducts some of its business in currencies other than the Australian dollar (including, U.S. dollars, and South Korean won) and VAC’s magnetic materials and product solutions based in Germany are conducted in euros. The fluctuation of the Canadian dollar, Australian dollar, Brazilian real, Kenyan shilling, South Korean won, euros and/or Malagasy ariary in relation to the U.S. dollar will consequently have an impact on the Enlarged Combined Company’s profitability and may also affect the value of its assets and shareholder’s equity.

In addition, any strengthening of the U.S. dollar relative to the other currencies makes the Enlarged Combined Company's mineral extraction and recovery, metal and alloy products and magnetic materials potentially less competitive in relation to similar activities in other countries and could have a material impact on the Enlarged Combined Company's cash flows and profitability, as well as affect the value of its assets and shareholders' equity.

(c) The Enlarged Combined Company's operations outside the U.S. and Canada will require compliance with a number of international regulations and stock exchange listing requirements, particularly in the U.S., Canada, Australia and Europe, violations of which could have a material adverse effect on the business, consolidated results of operations, and consolidated financial condition

The Enlarged Combined Company's operations will require compliance with a number of international regulations, particularly in the U.S., Canada, Australia and Europe, and other international regulations. For example, the operations are subject to the U.S. Foreign Corrupt Practices Act (FCPA), which prohibits certain companies and their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity, or obtain any unfair advantage. The operations are also subject to the Corruption of Foreign Public Officials Act (CFPOA), which is the Canadian equivalent of the FCPA, the German anti-bribery laws contained in the German Criminal Code (StGB), and the Australian anti-bribery laws set out in the Australian Criminal Code Act 1995 (Cth) (CCA). The Enlarged Combined Company's activities create the risk of unauthorised payments or offers of payments by its employees, agents, or joint venture partners that could be in violation of anti-corruption laws, even though some of these parties are not subject to the Enlarged Combined Company's control. The Enlarged Combined Company cannot assure that any internal control policies and procedures and training and compliance programs for its employees and agents with respect to the FCPA, CFPOA, StGB and CCA, it may have in place at any time will protect it from reckless or criminal acts committed by its employees or agents. The Enlarged Combined Company is also subject to the risks that its employees, joint venture partners, and agents outside of the U.S. may fail to comply with other applicable laws. Allegations of violations of applicable anti-corruption laws have resulted and may in the future result in internal, independent, or government investigations. Violations of anti-corruption laws may result in severe criminal or civil sanctions, and the Enlarged Combined Company may be subject to other liabilities, which could have a material adverse effect on its business, consolidated results of operations and consolidated financial condition. Additionally, the Enlarged Combined Company will be subject to the listing rules of Energy Fuels' stock exchanges, including the NYSE American, TSX and ASX, as they may change over time.

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(d) The Enlarged Combined Company will be subject to risks normally encountered by companies in the manufacturing and magnetics industry

A component of the Enlarged Combined Company's strategy will be to produce rare earth elements (REE) and magnet products that are used in critical existing and emerging technologies, such as advanced electronics, aerospace and defence systems, energy products, robotics, and other high-growth, advanced technologies. The success of the Enlarged Combined Company's business will depend, in part, on the continued growth of these end-markets and the successful commercialisation of rare earth products in such markets. If the market for these critical existing and emerging technologies does not grow as expected, grows slower than expected, or if the demand for the Enlarged Combined Company's products in these markets decreases or is manipulated by geopolitical factors (see below for additional detail), then the Enlarged Combined Company's business, prospects, financial condition and operating results could be harmed, possibly materially. In addition, the market for these technologies, particularly in the automotive industry, tends to be cyclical, which exposes the Enlarged Combined Company to increased volatility, and it is uncertain as to how such macroeconomic factors will impact its business. Any unexpected costs or delays in the manufacturing of separated REE products or rare earth magnets, or less than expected demand for the critical existing and emerging technologies that use REE products, could have a material adverse effect on the Enlarged Combined Company's financial condition or results of operations.

The REE mining and processing and magnet manufacturing industry is capital-intensive with competitive market dynamics. Production of REE and magnet products is dominated by Chinese competitors. These competitors may have greater financial resources, as well as other strategic advantages to operate, maintain, improve, and possibly expand their facilities. Additionally, the Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental and governmental regulations and lower labour and benefit costs. If the Enlarged Combined Company is not able to achieve consistent product quality at its anticipated costs of production, then any strategic advantages that the competitors may have over them, including, without limitation, lower labour, compliance, and production costs, could have a material adverse effect on the Enlarged Combined Company's business.

(e) The Enlarged Combined Company may be adversely affected by fluctuations in demand for, and prices of, magnet materials, and by U.S. federal administration changes

Changes in demand for, and the market price of (including taxes, tariffs and/or fees imposed upon) magnet materials could significantly affect VAC's profitability and, in turn, the Enlarged Combined Company's profitability. A change in the U.S. federal administration introduces uncertainty as to shifts in policies, tariffs, taxes, regulations, priorities and (dis)engagement in international conflicts or wars, as well as geopolitical relations influenced by any one or more of such shifts, all of which may have a detrimental impact on demand.

Furthermore, supply side factors have a significant influence on price volatility for REE and magnet materials. Supply of REE and magnet materials is dominated by Chinese producers. The Chinese Central Government regulates production via quotas and environmental standards, and, to a lesser extent, regulation of imports, and has and may continue to change such production quotas, environmental standards, and import regulations. Over the past few years, there has been significant restructuring of the Chinese market in line with Chinese Central Government policy; however, periods of over-supply or speculative trading of REE and magnet materials can lead to significant fluctuations in the market price of such products.

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Demand for the Enlarged Combined Company's products may be impacted by demand for downstream products incorporating rare earths, including hybrid and electric vehicles, wind turbines, robotics, medical equipment, military equipment and other high-growth, advanced motion technologies, as well as demand in the general automotive and electronics industries. Lack of growth in these markets may adversely affect the demand for the Enlarged Combined Company's products.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilising to REE and magnet material supply and demand and ultimately to the broader markets. Periods of high REE market prices generally are beneficial to the Enlarged Combined Company's financial performance. However, strong REE prices also create economic pressure to identify or create alternate technologies that ultimately could depress long-term demand for REE minerals and products, and at the same time may incentivise development of competing mining properties.

(f) The Enlarged Combined Company depends on its senior management team and other key personnel, and the loss of such personnel or an inability to attract and retain skilled employees could adversely affect the Enlarged Combined Company's business.

The Enlarged Combined Company will depend on the services of its senior management team and other key personnel, whose experience, relationships and leadership are critical to the execution of the VAC Merger strategy, including the operation and expansion of the mining, separation and magnet manufacturing activities. The loss of the services of any key member of senior management could disrupt its operations, delay the execution of strategic initiatives and adversely affect the Enlarged Combined Company's business.

In addition, efficient production of rare earth products, magnets and magnetic precursor products using modern techniques and equipment requires skilled technicians, engineers, operators and other specialised personnel. The Enlarged Combined Company's optimisation and downstream efforts will significantly increase its need for such personnel, and competition for these employees may be intense. If the Enlarged Combined Company is unable to hire, train and retain qualified personnel, or if it is unable to replace senior management or other key employees on acceptable terms or in a timely manner, the Enlarged Combined Company's labour costs could increase and its ability to reach anticipated production levels or execute its long-term strategy could be adversely affected. Any of these factors could have a material adverse effect on the Enlarged Combined Company's business, results of operations and financial condition.

7. PRO FORMA HISTORICAL FINANCIAL INFORMATION OF THE ENLARGED COMBINED COMPANY

7.1 Overview

The pro forma historical financial information of the Enlarged Combined Company in this section 7 (Enlarged Combined Company Pro Forma Historical Financial Information of Energy Fuels, ASM, and Ara VAC IE Aggregator) comprises the:

  Enlarged Combined Company pro forma historical balance sheet as at 31 December 2025 (Enlarged Combined Company Pro Forma Historical Balance Sheet of Energy Fuels, ASM, and Ara VAC IE Aggregator), as set out in Table 7.1; and

  Enlarged Combined Company pro forma historical statement of operations for the year ended 31 December 2025 (Enlarged Combined Company Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) of Energy Fuels, ASM, and Ara VAC IE Aggregator), as set out in Table 7.3.

The pro forma historical financial information presented in this section 7 reflects the Enlarged Combined Company on the basis that the VAC Merger is completed. ASM Securityholders should also refer to the pro forma historical financial information of the Combined Company (comprising Energy Fuels and ASM only) as set out in section 7.7 of the Scheme Booklet, given the possibility that the VAC Merger may not complete.

The Enlarged Combined Company Pro Forma Historical Financial Information is based on and should be read in conjunction with:

  the Energy Fuels Historical Financial Information presented in section 6.9 of the Scheme Booklet;

  the ASM Historical Financial Information presented in section 5.7 of the Scheme Booklet; and

  the Ara VAC IE Aggregator Historical Financial Information presented in section 4.9 of this Supplementary Scheme Booklet

This section 7 should also be read in conjunction with the risks to which Energy Fuels and the Enlarged Combined Company are subject and the risks associated with the Schemes, as set out in section 8 of the Scheme Booklet and section 6 of this Supplementary Scheme Booklet.

(a) Basis of preparation

The Enlarged Combined Company Pro Forma Historical Financial Information presented in this section 7 is intended to present information to understand the historical financial performance and financial position of the Enlarged Combined Company. Energy Fuels management is responsible for the preparation and presentation of the Enlarged Combined Company Pro Forma Historical Financial Information.

The Enlarged Combined Company Pro Forma Historical Financial Information has been prepared on a going concern basis, which assumes continuity of normal business activities and the realisation of assets and the settlement of liabilities in the ordinary course of business.

The Enlarged Combined Company Group Pro Forma Historical Financial Information has been prepared in accordance with U.S. GAAP and in a manner consistent with Energy Fuels accounting policies applied by Energy Fuels in preparing the Energy Fuels' Form 10-K, using the assumptions set out in section 6.9 of the Scheme Booklet.

The Enlarged Combined Company Pro Forma Historical Financial Information presents the combination of the Energy Fuels Historical Financial Information, the ASM Historical Financial Information, and the Ara VAC IE Aggregator Historical Financial Information after giving effect to both the VAC Merger and the Schemes which are assumed to have occurred immediately prior to 1 January 2025 for the Enlarged Combined Company Group Pro Forma Historical Statement of Operations, and as at 31 December 2025 for the Enlarged Combined Company Pro Forma Historical Balance Sheet.

The Enlarged Combined Company Pro Forma Historical Balance Sheet comprises:

  the Combined Company Pro Forma Historical Balance Sheet of Energy Fuels and ASM for the year ended 31 December 2025 (refer to section 7.7 of the Scheme Booklet);

  the reclassified consolidated balance sheet of Ara VAC IE Aggregator as at 31 December 2025 as extracted from the consolidated financial statements for Ara VAC IE Aggregator for the year ended 31 December 2025, and subject to certain reclassifications and change in presentation currency from EUR to US$ (refer to section 4.9 and Tables 7.5 and 7.7); and

  the pro forma adjustments specific to Ara VAC IE Aggregator (as explained by the accompanying notes to the Enlarged Combined Company Pro Forma Historical Balance Sheet in section 7(d)).

The Enlarged Combined Company Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) comprises:

  the Combined Company Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) of Energy Fuels and ASM for the year ended 31 December 2025 (refer to section 7.7 of the Scheme Booklet);

  the reclassified consolidated statement of profit and loss and other comprehensive income as extracted from the consolidated financial statements for Ara VAC IE Aggregator for the year ended 31 December 2025, and subject to certain reclassifications and translated from EUR to US$ (refer to section 4.9 and Tables 7.6 and 7.8); and

  the pro forma adjustments specific to Ara VAC IE Aggregator (as explained by the accompanying notes to the Enlarged Combined Company Pro Forma Historical Statement of Operations in section 7.1(d)).

The consolidated financial statements of Ara VAC IE Aggregator for the year ended 31 December 2025 were prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board and audited by PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm for Ara VAC IE Aggregator, and an unqualified audit opinion was issued.

As further discussed in section 6.9 of the Scheme Booklet, the consolidated financial statements for Energy Fuels for the year ended 31 December 2025 were prepared in accordance with U.S. GAAP and audited by KPMG LLP, Independent Registered Public Accounting Firm for Energy Fuels, in accordance with the standards of the Public Company Accounting Oversight Board, and an unqualified audit opinion was issued.

The pro forma adjustments are based upon currently available information and certain assumptions that Energy Fuels believes are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the Enlarged Combined Company Group Pro Forma Historical Financial Information.

The actual adjustments to the Energy Fuels financial statements will depend upon a number of factors and additional information that will be available on or after the implementation of the Schemes and the VAC Merger. Accordingly, the actual adjustments that will appear in the Energy Fuels financial statements will differ from these pro forma adjustments, and those differences may be material.

Energy Fuels conducted an initial review of the Ara VAC IE Aggregator financial statements and the accounting policies of Ara VAC IE Aggregator to determine material differences in accounting policies and financial statement presentation between Energy Fuels and Ara VAC IE Aggregator that may require alignment or reclassification to conform to Energy Fuels accounting policies and financial statement presentations. Ara VAC IE Aggregator’s historical financial information has been adjusted for differences between IFRS and U.S. GAAP accounting policy alignment and reclassifications to conform to Energy Fuels’ financial statement presentation. The assessment of differences between IFRS and U.S. GAAP and preliminary accounting policy alignment is based on Energy Fuels management’s best estimates which remain subject to change as additional information becomes available.

Energy Fuels prepares its financial statements on the basis of a fiscal year ended 31 December and its presentation currency is US$. The financial statements of Ara VAC IE Aggregator have been prepared on the basis of a fiscal year ended 31 December 2025, and Ara VAC IE Aggregator’s presentation currency is EUR. The Enlarged Combined Company Pro Forma Historical Financial Information are presented in US$ and, unless otherwise noted, rounded to the nearest US$ thousand.

Due to its nature, the Enlarged Combined Company Pro Forma Historical Financial Information does not represent the Enlarged Combined Company's actual or prospective financial position and is provided for informational purposes only. Several factors may impact the actual financial performance or financial position of the Enlarged Combined Company, including, but not limited to:

  successful implementation of the Schemes and the VAC Merger and the ultimate timing of implementation;

  changes in the Energy Fuels Share price which will alter the value of the VAC Merger Consideration and the Share Scheme Consideration for accounting purposes;

  differences between Ara VAC IE Aggregator’s accounting policies and those adopted by Energy Fuels not identified in the preliminary review;

  changes in the EUR:US$ and the AUD:US$ exchange rates;

  differences between the estimated amount of transaction costs and the amount ultimately incurred;

  differences in VAC Merger Share Consideration, due to the preferred share mechanism, which will result in the issuance of preferred shares to the Ara Parties in the amount of up to US$135 million if Energy Fuels' share price is below US$20.93 on closing;

  finalisation of acquisition accounting (in accordance with ASC 805), including determining appropriate purchase price allocations, such as identification and valuation of all Ara VAC IE Aggregator’s assets and liabilities acquired. Adjustments may include the allocation of purchase price notionally attributed to the fair value of non-current amortising assets (such as property, plant and equipment and intangible assets) and non-amortising assets (such as indefinite life intangible assets including goodwill). Changes in the amount and allocation of the purchase price could positively or negatively impact future reported earnings of the Enlarged Combined Company; and

  finalisation of the availability of tax losses and the determination of tax cost bases, including recognition of the resulting deferred tax assets and liabilities, in accordance with ASC 740 Income Taxes.

The Enlarged Combined Company Pro Forma Historical Financial Information contained in section 7(c) is presented in an abbreviated form as it does not include all the disclosures, statements or comparative information that are required by:

  U.S. GAAP applicable to full financial statements or to financial statements prepared in accordance with the applicable rules and regulations of the SEC; and

  IFRS applicable to full financial statements or financial statements prepared in accordance with the Corporations Act 2001.

(b) Enlarged Combined Company Pro Forma Historical Financial Information

The Enlarged Combined Company Pro Forma Historical Financial Information in this section 7(c) is comprised of:

  the pro forma historical balance sheet of the Enlarged Combined Company, being the Enlarged Combined Company Pro Forma Historical Balance Sheet of Energy Fuels, ASM, and Ara VAC IE Aggregator as at 31 December 2025 (Table 7.1); and

  the pro forma historical financial performance of the Combined Company, being the Enlarged Combined Company Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) of Energy Fuels, ASM, and Ara VAC IE Aggregator for the twelve-month period ended 31 December 2025 (Table 7.3).

This section 7(c) should be read in conjunction with the accompanying notes in section 7(d) "Notes to the Enlarged Combined Company Group Pro Forma Historical Financial Information," which is comprised of:

  Note 1 - Conforming Accounting Policies (section 7(f)(i));

  Note 2 - Financial year and foreign currency translation (section 7(f)(ii));

  Note 3 - Historical financial information reclassification (section 7(f)(iii));

  Note 4 - IFRS to U.S. GAAP adjustments (section 7(f)(iv));

  Note 5 - VAC Merger adjustments (section 7(f)(v)); and

  Note 6 - Preliminary purchase consideration and allocation (section 7(f)(vi)).

(c) Enlarged Combined Company Pro Forma Historical Balance Sheet of Energy Fuels, ASM, and Ara VAC IE Aggregator

Table 7.1: Enlarged Combined Company Pro Forma Historical Balance Sheet as at 31 December 2025

Enlarged Combined Company Pro Forma Historical as at 31 December 2025
US$000s
ASSETS
Current assets
Cash and cash equivalents	58,967
Restricted cash	3,466
Marketable securities	79,106
Trade and other receivables	56,444
Inventories	198,028
Deferred tax assets - current	102,201
Prepaid expenses and other current assets	7,005
Total current assets	505,217
Mineral properties	345,110
Property, plant and equipment, net	772,602
Marketable securities	10,241
Intellectual property, net	339,281
Goodwill and intangible assets	1,465,376
Investments	27,525
Restricted cash	22,468
Deferred tax assets - non-current	18,891
Other assets	7,475
Total assets	3,514,186
LIABILITIES & EQUITY
Current liabilities
Accounts payable and accrued liabilities	80,701
Borrowings	43,082
Asset retirement obligation	788
Contingent consideration	1,723
Deferred revenue	28,446
Employee benefit obligations - current	17,050
Other current liabilities	14,023
Total current liabilities	185,813
Convertible senior notes, net	675,688
Borrowings	495,449
Deferred tax	148,753
Uncertain tax position	15,245
Asset retirement obligations	22,678
Employee benefit obligations - non-current	150,287
Other liabilities	5,446
Total liabilities	1,699,359
Equity
Preferred shares	143,284
Share capital	2,265,342
Accumulated deficit	(591,071)
Accumulated other comprehensive loss	(2,896)
Total shareholders' equity	1,814,659
Non-controlling interests	168
Total equity	1,814,827
Total liabilities and equity	3,514,186

Table 7.2: Reconciliation of the Enlarged Combined Company Pro Forma Historical Balance Sheet at 31 December 2025

	Energy Fuels & ASM Combined Pro Forma (Table 7.7.1 of the Scheme Booklet as Adjusted(i))	Ara VAC IE Aggregator Historical Reclassified (Note 2, Note 3)	Ara VAC IE Aggregator IFRS to U.S. GAAP Adjustments (Note 4)		Pro Forma Adjustments (Note 5, Note 6)	Footnotes	Enlarged Combined Company Pro Forma Historical
	US$000s	US$000s	US$000s		US$000s		US$000s
ASSETS
Current assets
Cash and cash equivalents	63,851	18,308	-		(23,192)		58,967
Restricted cash	-	3,466	-		-		3,466
Marketable securities	797,106	-	-		(718,000)		79,106
Trade and other receivables	20,730	35,714	-		-		56,444
Inventories	79,097	113,396	-		5,535		198,028
Deferred tax assets - current	-	102,201	-		-		102,201
Prepaid expenses and other current assets	5,659	1,346	-		-		7,005
Total current assets	966,443	274,431	-		(735,657)		505,217
Mineral properties	345,110	-	-		-		345,110
Property, plant and equipment, net	120,087	567,923	(55,528)	(ii)(iii)	140,120	6	772,602
Marketable securities	10,241	-	-		-		10,241
Intellectual property, net	4,389	332,012	(468)	(i)	3,348		339,281
Goodwill and intangible assets	96,706	-	-		1,368,670		1,465,376
Investments	27,525	-	-		-		27,525
Restricted cash	22,468	-	-		-		22,468
Deferred tax assets - non-current	-	15,997	17,158	(i)(ii)(iii)(iv) (v)	(14,264)		18,891
Other assets	7,475	17,700	(17,700)	(iv)(v)	-		7,475
Total assets	1,600,444	1,208,063	(56,538)		762,217		3,514,186
LIABILITIES & EQUITY
Current liabilities
Accounts payable and accrued liabilities	27,643	71,042	-		(17,984)		80,701
Borrowings	2,087	43,260	-		(2,265)		43,082
Asset retirement obligation	788	-	-		-		788
Contingent consideration	1,723	-	-		-		1,723
Deferred revenue	3,120	25,326	-		-		28,446
Employee benefit obligations - current	-	17,050	-		-		17,050

	Energy Fuels & ASM Combined Pro Forma (Table 7.7.1 of the Scheme Booklet as Adjusted(i))	VAC Historical Reclassified (Note 2, Note 3)	VAC IFRS to U.S. GAAP Adjustments (Note 4)		Pro Forma Adjustments (Note 5, Note 6)	Footnotes	Enlarged Combined Company Pro Forma Historical
	US$000s	US$000s	US$000s		US$000s		US$000s

Other current liabilities	3,796	10,647	(420)	(iii)	-		14,023
Total current liabilities	39,157	167,325	(420)		(20,249)		185,813
Convertible senior notes, net	675,688	-	-		-		675,688
Borrowings	-	484,662	(17,082)	(iv)(v)	27,869		495,449
Deferred tax	-	105,009	-		43,744		148,753
Uncertain tax position	-	15,245	-		-		15,245
Asset retirement obligations	22,678	-	-		-		22,678
Employee benefit obligations - non-current	-	150,287	-		-		150,287
Other liabilities	1,642	3,385	419	(iii)	-		5,446
Total liabilities	739,165	925,913	(17,083)		51,364		1,699,359
Equity
Preferred shares	-	-	-		143,284		143,284
Share capital	1,374,927	508,449	-		381,966		2,265,342
Accumulated deficit	(514,917)	(227,571)	(35,458)	(i)(ii) (iii)(iv)(v)	186,875		(591,071)
Accumulated other comprehensive loss	(2,896)	(6,637)	-		6,637		(2,896)
Total shareholders' equity	857,114	274,241	(35,458)		718,762		1,814,659
Non-controlling interests	4,165	7,909	(3,997)	(i)(ii) (iii)(iv)(v)	(7,909)		168
Total equity	861,279	282,150	(39,455)		710,853		1,814,827
Total liabilities and equity	1,600,444	1,208,063	(56,538)		762,217		3,514,186

(i) Certain figures in the table above have been adjusted to Table 7.7.1 of the Scheme Booklet to reflect the change in share price and A$ to US$ exchange rate as at 7 May 2026 of US$23.35 and 0.72, respectively, to 6 July 2026 of US$13.77 and 0.70, respectively. Changes in the share price and A$ to US$ exchange resulted in the following changes:

	Energy Fuels & ASM Combined Pro Forma (Table 7.7.1 of the Scheme Booklet)	Adjustments	Energy Fuels & ASM Combined Pro Forma (Table 7.7.1 of the Scheme Booklet as Adjusted)
	US$000s	US$000s	US$000s
ASSETS
Current assets
Cash and cash equivalents	62,594	1,257	63,851
Marketable securities	797,106	-	797,106
Trade and other receivables	20,730	-	20,730
Inventories	79,097	-	79,097
Prepaid expenses and other current assets	5,659	-	5,659
Total current assets	965,186	1,257	966,443
Mineral properties	345,110	-	345,110
Property, plant and equipment, net	120,087	-	120,087
Investments	27,525	-	27,525
Marketable securities	10,241	-	10,241
Intellectual property, net	4,389	-	4,389
Goodwill and intangible assets	239,660	(142,954)	96,706
Restricted cash	22,468	-	22,468
Other assets	7,475	-	7,475
Total assets	1,742,141	(141,697)	1,600,444
LIABILITIES & EQUITY
Current liabilities
Accounts payable and accrued liabilities	27,643	-	27,643
Borrowings	2,087	-	2,087
Asset retirement obligation	788	-	788
Contingent consideration	1,723	-	1,723
Deferred revenue	3,120	-	3,120
Other current liabilities	3,796	-	3,796
Total current liabilities	39,157	-	39,157
Convertible senior notes, net	675,688	-	675,688
Asset retirement obligations	22,678	-	22,678
Other liabilities	1,642	-	1,642
Total liabilities	739,165	-	739,165
Equity
Share capital	1,516,831	(141,904)	1,374,927
Accumulated deficit	(515,124)	207	(514,917)
Accumulated other comprehensive loss	(2,896)	-	(2,896)
Total shareholders' equity	998,811	(141,697)	857,114
Non-controlling interests	4,165	-	4,165
Total equity	1,002,976	(141,697)	861,279
Total liabilities and equity	1,742,141	(141,697)	1,600,444

In the table above, the figures reported in the ‘Energy Fuels & ASM Combined Pro Forma’ column contain certain financial information line items which have been amended to align with the presentation Energy Fuels will adopt going forward. Ara VAC IE Aggregator figures reported in the “Ara VAC IE Aggregator Historical Reclassified US$” are the figures obtained after any (i) presentation currency translation, as detailed in Note 2 (refer to Table 7.5), and (ii) reclassification adjustments, as detailed in Note 3 (refer to Table 7.7).

(d) Enlarged Combined Company Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) of Energy Fuels, ASM, and Ara VAC IE Aggregator

Table 7.3: Enlarged Combined Company Group Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) for the twelve months ended 31 December 2025

Enlarged Combined Company Pro Forma Historical for 12 months ended 31 December 2025
US$000s
Total revenue	439,934
Operating costs and expenses
Costs applicable to revenues	403,055
Exploration, development and processing	81,479
Standby	7,965
Accretion of asset retirement obligations	3,222
Selling, general and administration	131,026
Share-based compensation	13,177
Total Operating profit (loss)	(199,990)
Interest expense	64,439
Other income (loss)
Gain on sale of asset	(2,970)
Loss in unconsolidated affiliates	(1,321)
Other income (loss)	13,253
Total other income (loss)	8,962
Income (loss) before income taxes	(255,467)
Income tax benefit	41,081
Net income (loss)	(214,386)
Non-controlling interest	(10,074)
Net income (loss) attributable to Energy Fuels Inc	(204,312)
Foreign currency translation adjustment	(9,115)
Remeasurements of net defined benefit plan	8,572
Net gain (loss) on cash flow hedges	(5,939)
Total other comprehensive income (loss)	(6,482)
Total comprehensive income (loss)	(220,868)
Comprehensive loss attributable to non-controlling interest	(9,443)
Comprehensive loss attributable to Energy Fuels Inc	(211,425)

Table 7.4: Reconciliation of the Enlarged Combined Company Pro Forma Historical of Operations and Comprehensive Income (Loss) at 31 December 2025

The following table reconciles Enlarged Combined Company Group Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) presented in Table 7.3 with Energy Fuels, ASM, and Ara VAC IE Aggregator historical consolidated statement of operations for the twelve months ended 31 December 2025.

	Energy Fuels & ASM Combined Pro Forma (Table 7.7.3 of the Scheme Booklet)	Ara VAC IE Aggregator Historical Reclassified (Note 2, Note 3)	Ara VAC IE Aggregator IFRS to U.S. GAAP Adjustments (Note 4)		Pro Forma Adjustments (Note 5, Note 6)	Enlarged Combined Company Pro Forma Historical
	US$000s	US$000s	US$000s		US$000s	US$000s
Total revenue	72,340	367,504	-		-	439,934
Operating costs and expenses
Costs applicable to revenues	56,282	362,952	(37,150)	(i)(v)	20,971	403,055
Exploration, development and processing	45,189	39,540	(3,250)	(ii)	-	81,479
Standby	7,965	-	-		-	7,965
Accretion of asset retirement obligations	3,222	-	-		-	3,222

	Energy Fuels & ASM Combined Pro Forma (Table 7.7.3 of the Scheme Booklet)	Ara VAC IE Aggregator Historical Reclassified (Note 2, Note 3)	Ara VAC IE Aggregator IFRS to U.S. GAAP Adjustments (Note 4)		Pro Forma Adjustments (Note 5, Note 6)	Enlarged Combined Company Pro Forma Historical
	US$000s	US$000s	US$000s		US$000s	US$000s
Selling, general and administration	62,341	44,382	24,303	(iii)(iv)	-	131,026
Share-based compensation	13,177	-	-		-	13,177
Total Operating profit (loss)	(115,746)	(79,370)	(16,097)		(20,971)	(199,990)
Interest Expense	-	66,191	(6,748)	(iii)(iv)(v)	4,996	64,439
Other income (loss)
Gain on sale of asset	5,300	(8,270)	-		-	(2,970)
Loss in unconsolidated affiliates	(1,321)	-	-		-	(1,321)
Other income (loss)	9,234	16,554	(12,535)	(v)	-	13,253
Total other income (loss)	13,213	8,284	(12,535)		-	8,962
Income (loss) before income taxes	(102,533)	(137,277)	10,310		(25,967)	(255,467)
Income tax benefit	545	37,950	(3,571)	(i) (ii) (iii)(iv)(v)	6,157	41,081
Net income (loss)	(101,988)	(99,327)	6,739		(19,810)	(214,386)
Non-controlling interest	(481)	(10,368)	775	(i)(ii) (iii)	-	(10,074)
Net income (loss) attributable to Energy Fuels Inc	(101,507)	(88,959)	5,964		(19,810)	(204,312)
Foreign currency translation adjustment	2,218	(11,333)	-		-	(9,115)
Remeasurements of net defined benefit plan	(16)	8,588	-		-	8,572
Net gain (loss) on cash flow hedges	-	(5,939)	-		-	(5,939)
Total other comprehensive income (loss)	2,202	(8,684)	-		-	(6,482)
Total comprehensive income (loss)	(99,786)	(108,011)	6,739		(19,810)	(220,868)
Comprehensive loss attributable to non-controlling interest	(481)	(9,737)	775		-	(9,443)
Comprehensive loss attributable to Energy Fuels Inc	(99,305)	(98,274)	5,964		(19,810)	(211,425)

In the tables above, the figures reported in the ‘Energy Fuels & ASM Combined Pro Forma’ column contain certain financial information line items which have been amended to align with the presentation Energy Fuels will adopt going forward. Ara VAC IE Aggregator figures reported in the “Ara VAC IE Aggregator Historical Reclassified US$” are the figures obtained after any (i) presentation currency translation, as detailed in Note 2 (refer to Table 7.6), and (ii) reclassification adjustments, as detailed in Note 3 (refer to Table 7.8).

(e) Notes to the Enlarged Combined Company Pro Forma Historical Financial Information

(i) Note 1 - Conforming accounting policies

Energy Fuels management performed an initial review of the accounting policies of Ara VAC IE Aggregator to determine if differences in accounting policies require adjustments to the Enlarged Combined Company Pro Forma Historical Financial Information. As a result of that preliminary review, Energy Fuels management did not identify any material differences in accounting policy, other than IFRS to U.S. GAAP adjustments which have been considered in Note 2 below and Note 4 in section 7(c) (iv).

When Energy Fuels management completes a final review of Ara VAC IE Aggregator’s accounting policies, additional differences may be identified that, when conformed, could have a material impact on the Enlarged Combined Company Pro Forma Historical Financial Information.

(ii) Note 2 - Foreign currency translation

Ara VAC IE Aggregator’s historical financial information and any pro forma adjustments based on Ara VAC IE Aggregator historical financial information have been translated from its functional currency of EUR to be presented in Energy Fuels’ reporting currency of US$ using the following exchange rates:

		EUR:US$
Balance Sheet	Spot rate at 31 December 2025	1.175
Statement of Operations	Average exchange rate for the twelve months ended 31 December 2025	1.131

Table 7.5: Reconciliation of Ara VAC IE Aggregator Historical Balance Sheet as at 31 December 2025

	Ara VAC IE Aggregator Historical	Ara VAC IE Aggregator Historical Translated
	EUR 000s	US$ 000s
Assets
Current assets
Cash and cash equivalents	15,586	18,308
Restricted cash	2,951	3,466
Trade and other receivables	30,404	35,714
Inventories	96,535	113,396
Prepaid income tax	1,035	1,216
Transferrable tax credit	87,005	102,201
Other financial assets	111	130
	233,627	274,431
Property, plant, and equipment	430,965	506,238
Right-of-use assets	4,866	5,716
Intangible assets	330,292	387,981
Other financial assets	15,068	17,700
Deferred financing costs	1,008	1,184
Deferred tax asset	13,618	15,997
Total assets	1,029,444	1,209,247
Liabilities and Equity
Current liabilities
Interest bearing loans and borrowings	36,828	43,260
Trade and other payables	60,479	71,042
Short-term lease liabilities	2,205	2,590
Contract liabilities	21,560	25,326
Current income tax liabilities	594	698
Employee benefit obligations	14,515	17,050
Provisions	6,265	7,359
	142,446	167,325
Non-Current Liabilities
Interest bearing loans and borrowings	413,605	485,846
Employee benefit obligations	127,941	150,287
Long-term lease liabilities	2,817	3,309
Provisions	65	76
Deferred tax liabilities	89,395	105,009
Uncertain tax position	12,978	15,245
	789,247	927,097
Equity
Partners' capital	432,847	508,449
Accumulated losses	(193,733)	(227,571)
Other comprehensive losses / income	(5,650)	(6,637)
Equity attributable to equity holders of the parent	233,464	274,241
Non-controlling Interests	6,733	7,909
Total Equity	240,197	282,150
Total Liabilities and Equity	1,029,444	1,209,247

Table 7.6: Reconciliation of Ara VAC IE Aggregator Historical Statement of Operations for the twelve months ended 31 December 2025

The following table reflects the impact of the above adjustments on the Ara VAC IE Aggregator Historical Statements of Operations as presented in the Enlarged Combined Company Pro Forma Historical Statements of Operations for the period ended 31 December 2025:

	For the twelve months ended 31 December 2025	For the twelve months ended 31 December 2025
	Ara VAC IE Aggregator Historical EUR 000s	Ara VAC IE Aggregator Historical Translated US$ 000s
Revenue	325,052	367,504
Cost of sales	(347,089)	(392,419)
Gross loss	(22,037)	(24,915)

Distribution expenses	(17,789)	(20,112)
Administrative expenses	(23,218)	(26,250)
Research and development expenses	(7,158)	(8,093)
Other income	11,633	13,152
Other expense	(7,315)	(8,270)
Operating loss	(65,884)	(74,488)

Finance income	3,009	3,402
Finance expenses	(58,545)	(66,191)
Loss before tax	(121,420)	(137,277)

Income taxes	33,566	37,950
Loss after tax	(87,854)	(99,327)

Attributable to:
Loss attributable to non-controlling interest	(9,170)	(10,368)
Loss attributable to equity holders of the parent	(78,684)	(88,959)
	(87,854)	(99,327)

Exchange differences on translation of foreign operations	(10,024)	(11,333)
Net gain (loss) on cash flow hedges	(5,253)	(5,939)
Remeasurement gain (loss) on defined benefit plans	7,596	8,588
Other comprehensive loss, net of tax	(7,681)	(8,684)
Total comprehensive loss for the year, net of tax	(95,535)	(108,011)

Attributable to:
Equity holders of the parent	(86,923)	(98,274)
Non-controlling interests	(8,612)	(9,737)
	(95,535)	(108,011)

(iii) Note 3 - Historical financial information reclassification

Certain reclassification adjustments have been made to conform Ara VAC IE Aggregator’s historical financial information presentation to that of Energy fuels as indicated in the tables below.

Balance sheet reclassifications

Table 7.7: Reconciliation of Ara VAC IE Aggregator Historical Balance Sheet Reclassification for Reclassification Adjustments as at 31 December 2025

The reclassification adjustments to conform Ara VAC IE Aggregator’s historical balance sheet presentation to that of Energy Fuels had no impact on net assets as at 31 December 2025 and are summarised in the table below.

Ara VAC IE Aggregator Financial Statement Line	Ara VAC IE Aggregator Historical Amount	Reclassification	Footnotes	Ara VAC IE Aggregator Historical Reclassified	Energy Fuels Financial Statement Line
	U.S. $000s	U.S. $000s		U.S. $000s
Assets					Assets
Current assets					Current assets
Cash and cash equivalents	18,308	-		18,308	Cash and cash equivalents
Restricted cash	3,466	-		3,466	Restricted cash
Trade and other receivables	35,714	-		35,714	Trade and other receivables
Inventories	113,396	-		113,396	Inventories
Prepaid income tax	1,216	(1,216)	[1]	-
Transferrable tax credit	102,201	-		102,201	Deferred tax assets - current
Other financial assets	130	(130)	[2]	-
		1,346	[1], [2]	1,346	Prepaid expenses and other current assets
Total current assets	274,431	-		274,431	Total current assets
Property, plant, and equipment, net	506,238	61,685	[3], [4]	567,923	Property, plant, and equipment, net
Right-of-use assets	5,716	(5,716)	[3]	-
Intangible assets	387,981	(387,981)	[4]	-
		332,012	[4]	332,012	Intellectual property, net
Other financial assets	17,700	(17,700)	[5]	-
		17,700	[5]	17,700	Other assets
Deferred Financing costs	1,184	(1,184)	[13]	-	Borrowings- non-current
Deferred tax asset	15,997	-		15,997	Deferred tax assets - non-current
Total assets	1,209,247	(1,184)		1,208,063	Total assets
Liabilities					Liabilities
Current liabilities					Current liabilities
Interest bearing loans and borrowings	43,260	(43,260)	[6]	-
		43,260	[6]	43,260	Borrowings - current
Trade and other payables	71,042	-		71,042	Accounts payable and accrued liabilities
Short-term lease liabilities	2,590	(2,590)	[7]	-
Contract liabilities	25,326	(25,326)	[8]	-
Current income tax liabilities	698	(698)	[9]	-
Employee benefit obligations	17,050	-		17,050	Employee benefit obligations - current
Provisions	7,359	(7,359)	[10]	-
		25,326	[8]	25,326	Deferred revenue
		10,647	[7], [9], [10]	10,647	Other liabilities
Total current liabilities	167,325	-		167,325	Total current liabilities
Interest bearing loans and borrowings	485,846	(1,184)	[13]	484,662	Borrowings - non-current
Employee benefit obligations	150,287	-		150,287	Employee benefit obligations - non-current
Long-term lease liabilities	3,309	(3,309)	[12]	-
Provisions	76	(76)	[11]	-
Deferred tax liabilities	105,009	-		105,009	Deferred tax
Uncertain tax position	15,245	-		15,245	Uncertain tax position
		3,385	[11], [12]	3,385	Other liabilities
Total liabilities	927,097	(1,184)		925,913	Total liabilities
Equity					Equity
Partners' capital	508,449	-		508,449	Share capital
Accumulated losses	(227,571)	-		(227,571)	Accumulated deficit
Other comprehensive losses / income	(6,637)	-		(6,637)	Accumulated other comprehensive loss

Ara VAC IE Aggregator Financial Statement Line	Ara VAC IE Aggregator Historical Amount	Reclassification	Footnotes	Ara VAC IE Aggregator Historical Reclassified	Energy Fuels Financial Statement Line
	U.S. $000s	U.S. $000s		U.S. $000s
Equity attributable to partners of the parent	274,241	-		274,241	Total shareholders' equity
Non-controlling interest	7,909	-		7,909	Non-controlling interest
Total equity	282,150	-		282,150	Total equity
Total equity and liabilities	1,209,247	(1,184)		1,208,063	Total equity and liabilities

[1]: Prepaid income tax was reclassified to Prepaid expenses and other current assets (US$1.216M) to conform with Energy Fuels presentation.

[2]: Other current financial assets, comprised of forwards, hedges, and swaps, were reclassified to Prepaid expenses and other current assets (US$0.130M) to conform with Energy Fuels presentation.

[3]: Right-of-use assets were reclassified to Property, plant and equipment, net (US$5.716M) to conform with Energy Fuels presentation.

[4]: The portion of Intangible assets related to development costs and research expenditures was reclassified to Property, plant and equipment, net (US$55.969M) to conform with Energy Fuels presentation. The remaining balance of Intangible assets, related to patents, trademarks, and other rights, were reclassified to Intellectual property, net (US$332.012M) to align with Energy Fuels presentation.

[5]: Other non-current financial assets, comprised of derivatives and interest rate swaps, were reclassified to Other assets (US$17.700M) to conform with Energy Fuels presentation.

[6]: Interest bearing loans and borrowings have been reclassified to a new line item titled Borrowings (US$43.260M) to conform with Energy Fuels presentation.

[7]: Short-term lease liabilities have been reclassified to Other liabilities (US$2.590M) to conform with Energy Fuels presentation.

[8]: Contract liabilities have been reclassified to Deferred revenue (US$25.326M) to conform with Energy Fuels presentation.

[9]: Current income tax liabilities have been reclassified to Other liabilities (US$0.698M) to conform with Energy Fuels presentation.

[10]: Current provisions have been reclassified to Other current liabilities (US$7.359M) to conform with Energy Fuels presentation.

[11]: Non-current provisions have been reclassified to Other current liabilities (US$0.076M) to conform with Energy Fuels presentation.

[12]: Long-term lease liabilities have been reclassified to Other liabilities (US$3.309M) to conform with Energy Fuels presentation.

[13]: Deferred Financing Costs have been reclassified to Borrowings - non-current to conform with Energy Fuels presentation.

Statement of Operations reclassifications

Table 7.8: Reconciliation of Ara VAC IE Aggregator Historical Operations for Reclassification Adjustments for the twelve months ended 31 December 2025

The reclassification adjustments to conform Ara VAC IE Aggregator’s historical statement of operations presentation to that of Energy Fuels have no material impact on net loss for the twelve months ended 31 December 2025 and are summarised in the table below.

Ara VAC IE Aggregator Financial Statement Line	Historical Amount	Reclassification	Explanatory Notes	Historical Amounts Reclassified	Energy Fuels Financial Statement Line
	U.S. $000s	U.S. $000s		U.S. $000s
Revenue	367,504	-		367,504	Revenues
Cost of sales	(392,419)	29,467	[1]	(362,952)	Costs applicable to revenues
Gross Profit	(24,915)	29,467		4,552	Gross Profit
Distribution expenses	(20,112)	477	[1]	-
(additional adj. for above row)		19,635	[5]
Administrative expenses	(26,250)	6,318	[1]	-
(additional adj. for above row)		19,932	[5]
Research and development expenses	(8,093)	3,278	[1]	-
(additional adj. for above row)		4,815	[5]
Other income	13,152	(13,152)	[2]	-
Other expense	(8,270)	8,270	[2]	-
		(39,540)	[1]	(39,540)	Exploration, development and processing

Ara VAC IE Aggregator Financial Statement Line	Historical Amount	Reclassification	Explanatory Notes	Historical Amounts Reclassified	Energy Fuels Financial Statement Line
	U.S. $000s	U.S. $000s		U.S. $000s
		(44,382)	[5]	(44,382)	Selling, general and administration
Operating loss	(74,488)	(4,882)		(79,370)	Operating loss
Finance income	3,402	(3,402)	[3]	-
Finance expenses	(66,191)	66,191	[4]	-
		(66,191)	[4]	(66,191)	Interest expense
		(8,270)	[2]	(8,270)	Gain on sale of asset
		13,152	[2]	16,554	Other income (loss)
		3,402	[3]		(included w/ row above)
Loss before tax	(137,277)	-		(137,277)	Loss before tax
Income taxes	37,950	-		37,950
Loss after tax	(99,327)	-		(99,327)	Loss after tax

Attributable to:
Loss attributable to non-controlling interest	(10,368)	-		(10,368)	Net loss attributable to non-controlling interest
Loss attributable to equity holders of the parent	(88,959)	-		(88,959)	Net income (loss) attributable to Energy Fuels Inc.
	(99,327)	-		(99,327)

Exchange differences on translation of foreign operations	(11,333)	-		(11,333)	Foreign currency translation adjustment
Net loss on cash flow hedges	(5,939)	-		(5,939)	Net gain (loss) on cash flow hedges
Remeasurement gain on defined benefit plans	8,588	-		8,588	Remeasurements of net defined benefit plan
Other comprehensive loss, net of tax	(8,684)	-		(8,684)	Other comprehensive income (loss)
Total comprehensive loss, net of tax	(108,011)	-		(108,011)	Total comprehensive loss, net of tax
Attributable to:
Equity holders of the parent	(98,274)	-		(98,274)	Comprehensive loss attributed to Energy Fuels Inc.
Non-controlling interests	(9,737)	-		(9,737)	Comprehensive loss attributed to non-controlling interests
	(108,011)	-		(108,011)

[1] Amortization of intangible assets included within Cost of sales US$29.467M, along with depreciation within Distribution Expenses US$0.477M, Administrative Expenses US$6.318M, and Research and development expenses US$3.278M financial statement lines have been reclassified to the Exploration, development and processing expense financial statement line in order to conform with Energy Fuels' Statement of Operations and Comprehensive Income (Loss) presentation.

[2] Other Expense US$8.270M has been reclassified to gain/loss in sale of assets, and Other Income (US$13.152M) has been reclassed to Other Income (Loss), in order to conform with Energy Fuels' Statement of Operations and Comprehensive Income (Loss) presentation.

[3] Finance Income (US$3.402M) has been reclassed to Other Income (Loss), in order to conform with Energy Fuels' Statement of Operations and Comprehensive Income (Loss) presentation.

[4] Finance Expense US$66.191M has been reclassed to a new Interest Expense Line to conform with Energy Fuel's Statement of Operations and Comprehensive Income (Loss) presentation.

[5] Distribution Expenses US$19.635M, Administrative Expenses US$19.932M, and Research & Development Expenses US$4.815M have been reclassed to Selling, General and Administration, in order to conform with Energy Fuels' Statement of Operations and Comprehensive Income (Loss) presentation.

(iv) Note 4 - IFRS to U.S. GAAP Adjustments

For the purposes of the Enlarged Combined Company Pro Forma Historical Financial Information, the historical financial information of Ara VAC IE Aggregator has been converted from IFRS to U.S. GAAP, applying Energy Fuels’ accounting policies for material accounting policy differences. During the preparation of the Enlarged Combined Company Pro Forma Historical Financial Information, management performed a preliminary analysis of Ara VAC IE Aggregator’s historical financial information to identify differences in accounting policies as compared to those of Energy Fuels and differences in financial statement presentation as compared to the presentation of Energy Fuels. Adjustments for the Enlarged Combined Company Group Pro Forma Historical Balance Sheet of Energy Fuels, ASM, and Ara VAC IE Aggregator are based on Ara VAC IE Aggregator’s historical consolidated balance sheet as at 31 December 2025 and adjustments for the Enlarged Combined Company Pro Forma Historical Statements of Operations and Comprehensive Income (Loss) for Energy Fuels, ASM, and Ara VAC IE Aggregator are based on Ara VAC IE Aggregator’s historical consolidated statements of operations for the 12 months ended 31 December 2025. With the information currently available, Energy Fuels has determined there are certain accounting policy differences which have been adjusted for, as summarised below.

(i) Ara VAC IE Aggregator reversed an impairment loss in FY24 related to a trademark and patents under the IFRS framework, following indicators of recovery where the recoverable amount significantly exceeded the carrying amount. Under U.S. GAAP, the reversal of previously recognised impairment losses for long-lived assets is prohibited. Therefore, the FY24 impairment reversal must be eliminated, and the related amortization expense that was derecognized upon reversal must be reinstated.

Balance Sheet Impact: Adjustments were made to reduce intellectual property by US$0.468 million, with offsetting increases to the accumulated deficit of US$0.290 million, increases to deferred tax assets of US$0.144 million, and decreases to noncontrolling interests of US$0.033 million.

Statement of Operations Impact: Adjustments of US$0.075 million were made to decrease Cost of Sales, along with adjustments to increase Income Tax expense by US$0.011 million. Of the total increase to net income of US$0.064 million, US$0.006 million was attributed to noncontrolling interests.

(ii) Ara VAC IE Aggregator capitalises development costs related to the application of research findings or other knowledge to a clearly defined plan or design for the production of new or substantially improved products, processes, technologies or systems prior to commercial production or use when certain criteria are met under the IFRS framework. Under U.S. GAAP, such expenditures generally do not meet the alternative future use criterion and should be expensed as incurred.

Balance Sheet Impact: Adjustments of US$55.968 million recognised as a decrease to property, plant and equipment, with offsetting increases to the accumulated deficit of US$34.780 million, increases to current deferred tax assets of US$17.280 million, and decreases to noncontrolling interests of US$3.908 million have been recorded related to amounts that were capitalised in the Ara VAC IE Aggregator Historical Balance Sheet in the period ended 31 December 2025. These adjustments relate to amounts capitalised in the current and prior periods.

Statement of Operations Impact: Development and processing expenses were reduced by US$3.250 million, with a corresponding increase in income tax expense of US$1.004 million, to recognize expense for assets capitalized in the current year and remove amortisation expense of amounts previously capitalised. Of the total increase to net income of US$2.246 million, US$0.227 million was attributed to noncontrolling interests.

(iii) Ara VAC IE Aggregator accounts for all leases as finance leases under IFRS. Under U.S. GAAP, leases are evaluated as finance or operating leases under ASC 842. Lease agreements were reclassified between finance and operating leases on a lease-by-lease basis, in order to conform to proper lease presentation under U.S. GAAP.

Balance Sheet Impact: Adjustments of US$3.688 million to increase operating lease right of use assets and US$3.248 million to decrease finance lease right of use assets have been recorded for the right of use asset reclassification. Adjustments of US$2.170 million and US$1.521 million were recorded to increase current operating lease liabilities and noncurrent operating lease liabilities, respectively, with adjustments of US$2.590 million and US$1.102 million to decrease the short-term finance lease liabilities and long-term finance lease liabilities, respectively. Additionally, as a result of the remeasurement and reclassifications, retained earnings and noncontrolling interest increased by US$0.270 million and US$0.035 million, respectively, with an accompanying decrease in current deferred tax assets of US$0.132 million.

Statement of Operations Impact: Adjustments of US$0.196 million and US$0.237 million were recorded to decrease finance expenses and administrative expenses, respectively, for the reclassification of leases. An adjustment of US$0.127 million to increase Income Tax expense was recorded to account for the tax impact of the decreased finance and administrative expenses. Of the total increase to net income of US$0.306 million, US$0.034 million was attributed to noncontrolling interests.

(iv) For debt issued by a European entity within VAC's group in 2023, an interest rate floor and optional prepayment feature were identified which under IFRS 9 required bifurcation as embedded derivatives and recording the features at fair value each reporting period, with the changes in fair value recorded through profit and loss. These features did not require bifurcation as embedded derivatives under ASC 815 for US GAAP.

Balance Sheet Impact: As the embedded features not requiring bifurcation under US GAAP were in an asset position, adjustments were made as at 31 December 2025 to reduce other assets (non-current) by US$6.350 million, borrowings (non-current) by US$5.043 million, and noncontrolling interests by US$0.091 million, and increase the accumulated deficit and deferred tax assets (current) by US$0.812 million and US$0.404 million, respectively. Further, given that such reductions in the derivative asset moved the balance to a liability position, the remaining other asset (non-current) which was in a liability position after also considering the adjustment below for the VAC U.S. entity, was reclassified from other assets (non-current) to borrowings (non-current) in the amount of $1.549 million.

Statement of Operations Impact: Due to removal of mark-to-mark adjustments on the embedded derivatives identified for IFRS purposes, interest expenses and income tax benefits for the year ended 31 December 2025 decreased by US$7.272 million and US$2.245 million, respectively. Of the net increase to income of US$5.027 million, US$0.508 million was attributed to noncontrolling interests.

(v) For debt issued by VAC's U.S. entity in 2024, features were identified which under IFRS 9 required bifurcation as embedded derivatives and recording the features at fair value each reporting period, with the changes in fair value recorded through profit and loss. Such features did not require bifurcation as embedded derivatives under ASC 815 for US GAAP. Additionally, under IFRS, the associated issuance costs for the debt were recorded as a deferred asset, with subsequent reductions of the asset and increases in debt as additional funds were drawn and for amortisation of such costs, rather than as a reduction of the carrying value of the related debt as under US GAAP.

Balance Sheet Impact: As the valuation of the embedded derivatives resulted in an asset position under IFRS, adjustments were made as at 31 December 2025 to reduce other financial assets by US$12.899 million, deferred tax assets by US$0.538 million, borrowings (non-current) by US$13.588 million, and accumulated deficit by US$0.152 million.

Statement of Operations Impact: Due to removal of mark-to-mark adjustments on the embedded derivatives identified for IFRS purposes, along with differences in amortisation expense of the deferred issuance costs, interest expenses and income tax expenses for the year ended 31 December 2025 decreased by US$0.720 million and US$0.184 million, respectively.

For IFRS purposes, Ara VAC IE Aggregator classifies certain indirect labour costs, utilities, and maintenance expenses for its U.S. entity within cost of sales. In order to align statement of operation activity for the U.S. entity with U.S. GAAP presentation, such amounts were removed from cost of sales and reclassified into administrative expenses and other expenses.

Balance Sheet Impact: None.

Statement of Operations Impact: Cost of sales were reduced by US$37.075 million with a corresponding increase in administrative expenses and other expenses of US$24.540 million and US$12.535 million, respectively.

Material adjustments have been made to reflect Ara VAC IE Aggregator’s historical consolidated financial information on a U.S. GAAP basis for the purposes of the Enlarged Combined Company Pro Forma Historical Financial Information and to align Ara VAC IE Aggregator’s significant accounting policies under IFRS to Energy Fuels’ significant accounting policies under U.S. GAAP. As at the date of this Supplementary Scheme Booklet, Energy Fuels has not identified all adjustments necessary to convert Ara VAC IE Aggregator’s historical consolidated financial information prepared in accordance with IFRS to U.S. GAAP and to conform Ara VAC IE Aggregator’s accounting policies to Energy Fuels’ accounting policies.

(v) Note 5 - VAC Merger adjustments

In connection with the pending VAC Merger, various financing related transactions have occurred (in whole or in part) or are planned to occur. A summary of such financing-related adjustments is shown below.

Expected transaction costs of approximately US$32.0 million incurred by Energy Fuels in connection with the VAC Merger, primarily comprised of investment banking fees, legal fees, issuance costs, accounting fees, and other related advisory costs.

As a result of change in control provisions on debt held by European components of Ara VAC IE Aggregator, short term debt was reduced by US$27.265 million, long term debt was reduced by US$192.421 million and cash was reduced by US$219.686 million. To fund the debt repayment, Energy Fuels drew on new debt, which after considering deferred issuance costs, which were offset by a decrease in cash of US$7.500 million, resulted in increases in cash of US$250.00 million, short term debt of US$25.000 million, and long term debt of US$200.000 million.

Energy Fuels sold marketable securities for cash, in order to fund the cash purchase price paid to the former owner of VAC in the amount of US$718.000 million.

(vi) Note 6 - Purchase consideration and preliminary allocation

The VAC Merger is expected to be accounted for using the acquisition method of accounting as prescribed in Accounting Standards Codification 805, Business Combinations, (ASC 805), under U.S. GAAP, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values as at the date of the VAC Merger. As at the date of this Supplementary Scheme Booklet, Energy Fuels has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of VAC's assets to be acquired and liabilities to be assumed and the related allocations of purchase price.

A final determination of the fair value of VAC's assets and liabilities, including intellectual property and property, plant and equipment, will be based on the actual intellectual property and property, plant and equipment of VAC that exist as at the closing date of the VAC Merger and, therefore, cannot be made prior to the implementation of the Scheme. In addition, the value of the purchase consideration to be paid by Energy Fuels upon Closing of the VAC Merger will be determined based on the closing price of Energy Fuels' Shares on the Closing Date.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the Enlarged Combined Company Group Pro Forma Historical Financial Information presented herein.

Until the VAC Merger is Closed, both VAC and Energy Fuels are limited in their ability to share certain information. Upon Closing of the VAC Merger, a final determination of the fair value of VAC's assets and liabilities will be performed. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the Enlarged Combined Company Pro Forma Historical Financial Information. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

On a preliminary basis, long-term deferred taxes of US$14.264 million associated with differences in book and tax basis were not considered more likely than not to be realized and thus, were treated as a reduction in net assets acquired below.

Calculation of the purchase consideration

The following summarises the preliminary calculation of the purchase consideration transferred as if the Schemes had been completed on 6 July 2026, based upon the number of outstanding shares on 6 July 2026 and shares to be issued.

Share consideration	Amount (US $000s)
Common shares of Energy Fuels to be issued (21.5M shares, subject to value protection at US$20.93 per share)	296,058
Other common equity of Energy Fuels to be issued (44.353M shares, not subject to value protection)	610,741
Preferred shares of Energy Fuels to be issued (i)	135,000
Total value of shares issued	$1,041,799
VAC debt and accrued interest repaid upon change in control	219,686
Cash paid to owner of VAC	718,000
Total cash consideration	$937,686
Total preliminary purchase consideration	$1,979,485

i. As a result of the Company's share price of US$13.77 as at 6 July 2026, such price would trigger the issuance of the maximum US$135.000 million in preferred shares per the associated VAC Merger Agreement, based on the value of the common share consideration subject to value protection.

Preliminary aggregate transaction consideration allocation

The following table summarizes the preliminary aggregate transaction consideration allocation, as if the VAC Merger has been completed immediately prior to 1 January 2025:

Table 7.9: Preliminary aggregate transaction consideration allocation

Preliminary purchase price allocation	Fair value (US $000s)
Cash and cash equivalents	18,308
Restricted cash	3,466
Trade and other receivables, net of allowance for credit losses	35,714
Inventories	118,931
Deferred tax assets - current	102,201
Prepaid expenses and other current assets	1,346
Property, plant and equipment, net	652,074
Intellectual property, net	391,329
Deferred tax assets - non-current	1,733
Other assets	17,700
Accounts payable and accrued liabilities	(53,058)
Borrowings - current	(15,995)
Deferred Revenue	(25,326)

Preliminary purchase price allocation	Fair value (US $000s)
Employee benefit obligations - current	(17,050)
Other current liabilities	(10,647)
Borrowings - non-current	(292,241)
Deferred tax liabilities - non-current	(148,753)
Uncertain tax positions	(15,245)
Employee benefit obligations - non-current	(150,287)
Other non-current liabilities	(3,385)
Total preliminary fair value	610,815

Total preliminary purchase price consideration	1,979,485

Preliminary goodwill and intangible assets	1,368,670

I. Inventories

The net increase in Inventories of US $5.535 million represents the change from Ara VAC IE Aggregator’s historical book value to preliminary estimated fair value as follows:

(US $000s)
Fair value of inventories acquired	118,931
Less: Book value of Ara VAC IE Aggregator’s historical inventories	(113,396)
Pro forma net adjustment to Inventories	5,535

II. Property, plant and equipment, net

The net increase in Property, plant and equipment of US $140.120 million represents the change from Ara VAC IE Aggregator’s historical net book value to preliminary estimated fair value as follows:

(US $000s)
Fair value of property, plant and equipment acquired	646,358
Less: Carrying value of Ara VAC IE Aggregator’s historical property, plant and equipment	(506,238)
Pro forma net adjustment to property, plant and equipment	140,120

III. Intellectual Property, net

The net increase in Intellectual property, net of US $3.348 million represents the change from Ara VAC IE Aggregator’s historical net book value to preliminary estimated fair value as follows:

(US $000s)
Fair value of intellectual property acquired	391,329
Less: Carrying value of Ara VAC IE Aggregator’s intellectual property	(387,981)
Pro forma net adjustment to intellectual property	3,348

IV. Goodwill and intangible assets

Represents an increase of US $1,368.670 million which was calculated as the excess of the estimated preliminary purchase price consideration of US $1,979.485 million over the US $610.815 million of net assets acquired.

V. Deferred tax liability

The net increase in deferred tax liabilities (DTL) of US $43.744 million reflects a step-up in book basis of inventories, property, plant and equipment, and intellectual properties in connection with the preliminary purchase price allocation. Such increase in DTL is offset by an increase in goodwill, as a result of the increase in liabilities assumed. Due to the increase in fair value of the property, plant and equipment, additional depreciation expense of US$20.971 million was recognized, which resulted in additional tax benefits of US$6.157 million.

Additionally, Deferred tax assets related to Net-Operating Losses of US $14.264 million were written off in connection with the transaction, given that the German tax loss carry forwards are not expected to survive the transaction. Preliminary deferred taxes have been estimated based on the above assumptions. These assumptions could change depending on pre- and post-acquisition activities, geographical mix of income, changes in tax law, as well as the final determination of the fair value of the identifiable assets and liabilities and the associated impact of potential push-down accounting elections.

(f) Pro forma Enlarged Combined Company basic and diluted earnings per share

Pro forma Enlarged Combined Company group basic and diluted earnings per share are presented below. The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of Energy Fuels Shares and the incremental Energy Fuels Shares to be issued to VAC shareholders pursuant to the VAC Merger as well as to ASM Shareholders pursuant to the Share Scheme based on the Scheme Exchange Ratio. In connection with, but separate to, the Transaction, certain ASM option holders will receive a cash settlement for each option held. At this time, Energy Fuels' management has completed a preliminary analysis to determine that there will be no further dilutive impacts to the weighted average shares in issue arising from the Transaction and the VAC Merger.

The pro forma weighted average shares calculations have been performed for the year ended 31 December 2025 using the historical weighted average shares outstanding and the issuance of additional shares in connection with the VAC Merger and the Transaction, assuming they each occurred immediately prior to 1 January 2025. As the VAC Merger and the Transaction are reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for both basic and diluted income per share assumes that the shares issuable relating to the VAC Merger and the Transaction have been outstanding for the entire periods presented.

The pro forma basic and diluted earnings per share and weighted average shares outstanding are as follows:

Pro forma net loss per share-basic and diluted

(in thousands except share and per share amounts)

For the Year Ended 31 December 2025
Numerator
Pro forma net loss attributed to Energy Fuels	(204,312)
Dividends on preferred shares(i)	(16,384)
Net earnings allocated to common stock	(220,696)
Denominator
Energy Fuels historic weighted average shares of common stock outstanding, inclusive of shares to be issued for the Transaction - basic (ii)	239,536,535
Energy fuels shares to be issued to VAC stockholders for the VAC Merger (iii)	65,853,000
Pro forma weighted average shares of common stock outstanding – basic	305,389,535
Pro forma basic net loss per share (US$)	(0.72)
Pro forma weighted average shares of common stock outstanding - diluted	305,389,535
Pro forma diluted net loss per share (US$)	(0.72)

i. As a result of preferred shares issued by Energy Fuels in conjunction with the transaction, which earn a cash dividend of 6% of the original issue price per year and earn a paid in kind dividend of 6%, compounded quarterly, net income attributable to common shareholders is adjusted by the sum of these preferred dividend amounts

ii. Weighted average number of Energy Fuels shares issued and outstanding as at 31 December 2025, from Energy Fuels Form 10-K for year ended 31 December 2025 (224,724,000) plus shares to be issued for the Transaction (14,812,535).

iii. Incremental shares issued to VAC stockholders.

8. ADDITIONAL INFORMATION

8.1 ASM capital structure

As at Tuesday, 30 June 2026, the capital structure of ASM was:

Type of security	Number on issue
ASM Shares	271,730,693
ASM Options	14,339,698
ASM Performance Rights	7,751,116

8.2 Enlarged Combined Company capital structure

Set out below are tables that show pro forma capitalization tables for Energy Fuels assuming, in the first table, that the Transaction is implemented, but the VAC Merger is not, and in the second table, that both the Transaction and the VAC Merger are completed. The tables are based on the current number of outstanding Energy Fuels Shares of 249,961,163 and that no additional shares are issued prior to closing of the Transaction other than the shares issuable as consideration for the Transaction and the VAC Merger.

8.3 Treatment of ASM Performance Rights

Section 10.3 of the Scheme Booklet sets out information regarding the treatment of ASM Performance Rights in connection with the Schemes. Due to the revised timetable for the Schemes and the postponed Share Scheme Meeting, the number of ASM Performance Rights expected to vest and be exercised on approval of the Share Scheme at the Share Scheme Meeting, and the number of ASM Performance Rights expected to vest and be exercised conditional on the Share Scheme becoming Effective, will differ from the numbers disclosed in the Scheme Booklet.

As at the date of this Scheme Booklet, ASM had 7,751,116 ASM Performance Rights on issue, comprising 107,365 vested but unexercised ASM Performance Rights and 7,643,751 unvested ASM Performance Rights.

As a result, it is anticipated that 5,795,098 ASM Performance Rights will vest (if applicable) and be exercised on the date the Share Scheme is approved at the Share Scheme Meeting.

In respect of the remaining proportion of unvested ASM Performance Rights (being the proportion of unvested ASM Performance Rights in respect of which the performance period will not have elapsed on the date of the Share Scheme Meeting), in accordance with the discretion exercised by the ASM Board as disclosed in the Scheme Booklet, 100% of those ASM Performance Rights will vest and be deemed to have been exercised, conditional on the Share Scheme becoming Effective. It is anticipated that 1,956,018 ASM Performance Rights will vest and be exercised on this basis, and those ASM Performance Rights will therefore also be converted to ASM Shares prior to the Scheme Record Date.

8.4 ASM Performance Rights held by Rowena Smith

Section 10.3(c) of the Scheme Booklet sets out details of the ASM Performance Rights held by ASM Directors, including Rowena Smith, Managing Director and Chief Executive Officer of ASM. As at the date of this Scheme Booklet, Ms Smith held 27,357 vested but unexercised ASM Performance Rights and 2,768,367 unvested ASM Performance Rights, valued at approximately A$3,396,805 based on the ASM Share price as at 30 June 2026. No other ASM Directors hold ASM Performance Rights.

Due to the revised timetable for the Schemes and the postponed Share Scheme Meeting, the number of ASM Performance Rights held by Ms Smith that are expected to vest and be exercised on approval of the Share Scheme at the Share Scheme Meeting, and the number of ASM Performance Rights that are expected to vest and be exercised conditional on the Share Scheme becoming Effective, will differ from the numbers disclosed in the Scheme Booklet.

If the Share Scheme is approved by the ASM Shareholders at the Share Scheme Meeting, Ms Smith will be entitled to receive up to 2,128,129 ASM Shares in relation to:

  the vested and unexercised ASM Performance Rights held by Ms Smith; and

  that proportion (expressed as a percentage) of unvested ASM Performance Rights held by Ms Smith in respect of which the performance period of those ASM Performance Rights will have elapsed as at the date of the Share Scheme Meeting.

In addition, in respect of the remaining proportion of unvested ASM Performance Rights held by Ms Smith, if the Share Scheme becomes Effective, Ms Smith will be entitled to receive 667,595 ASM Shares in connection with the accelerated vesting of that remaining proportion of ASM Performance Rights, in accordance with the exercise of the ASM Board's discretion described in section 8.3 above.

8.5 Consents to be named and related disclosures

(a) Consents

This Supplementary Scheme Booklet contains statements made by, or statements said to be based on statements made by:

  Energy Fuels in respect of the Supplementary Energy Fuels Information only;

  BDO Corporate Finance as the Independent Expert; and

  SRK Consulting (Australasia) Pty Ltd as the Independent Technical Specialist.

Each of Energy Fuels, BDO Corporate Finance, SRK Consulting (Australasia) Pty Ltd has consented to the inclusion of each statement it has made in the form and context in which the statements appear and has not withdrawn that consent at the date of this Supplementary Scheme Booklet.

The following parties have given and have not, before the date of this Supplementary Scheme Booklet, withdrawn their consent to be named in this Supplementary Scheme Booklet in the form and context in which they are named:

  MA Moelis Australia and Moelis & Company LLC, as financial adviser to ASM;

  Allen Overy Shearman Sterling, as legal adviser to ASM;

  Automic, as the ASM Registry;

  KPMG LLP, as the Independent Registered Public Accounting Firm for Energy Fuels;

  Vacuumschmelze GmbH & Co. KG as member of the Enlarged Combined Company; and

  PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, as Independent Registered Public Accounting Firm for Ara VAC IE Aggregator.

(b) Disclosures and responsibility

Each person named in section 8.5(a):

  has not authorised or caused the issue of this Supplementary Scheme Booklet;

  does not make, or purport to make, any statement in this Supplementary Scheme Booklet or any statement on which a statement in this Supplementary Scheme Booklet is based, other than:

(i) Energy Fuels in respect of the Supplementary Energy Fuels Information only;

(ii) BDO Corporate Finance in relation to its Summary Letter and Replacement Independent Expert's Report; and

(iii) SRK Consulting (Australasia) Pty Ltd as the Independent Technical Specialist,

to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding, and takes no responsibility for, any part of the Supplementary  Scheme Booklet other than a reference to its name and the statement (if any) included in this Supplementary Scheme Booklet with the consent of that party as specified in this section 8.5.

(c) Fees

The total expected transaction costs to be incurred by ASM if the Schemes are implemented is unchanged from the figure set out in section 10.8(c) of the Scheme Booklet.

However, as at the date of this Supplementary Scheme Booklet, if the Share Scheme is not implemented on the basis ASM Shareholders do not approve the Share Scheme at the Share Scheme Meeting, ASM now expects to pay approximately $5.1 million, in aggregate (including GST, which is assumed to not be deductible), in transaction costs.

8.6 No other material information

Except as disclosed elsewhere in the Scheme Booklet or this Supplementary Scheme Booklet, so far as the ASM Directors are aware, there is no other information that is:

  material to the making of a decision by an ASM Securityholder whether to vote in favour of the Schemes; and

  known to any ASM Director at the date of this Supplementary Scheme Booklet,

which has not been previously disclosed to ASM Securityholders.

8.7 Supplementary disclosure

ASM will issue a further supplementary document if it becomes aware of any of the following between the date of this Supplementary Scheme Booklet and the Second Court Date:

  a material statement in this Supplementary Scheme Booklet or the Scheme Booklet is false or misleading in a material respect;

  a material omission from this Supplementary Scheme Booklet or the Scheme Booklet;

  a significant change affecting a matter included in this Supplementary Scheme Booklet or the Scheme Booklet; or

  a significant new matter has arisen and it would have been required to be included in this Supplementary Scheme Booklet or the Scheme Booklet if it had arisen before the date of this Supplementary Scheme Booklet or the date of the Scheme Booklet, as applicable.

Depending on the nature and timing of the changed circumstances, and subject to obtaining any relevant approvals, ASM may circulate and publish any further supplementary document by:

  making an announcement to the ASX;

  placing an advertisement in a prominently published newspaper which is circulated generally throughout Australia;

  posting the supplementary document to ASM Securityholders at their address shown on the ASM Share Register or ASM Options Register; and/or

  posting a statement on ASM's website at https://asm-au.com/,

as ASM, in its absolute discretion, considers appropriate.

9. GLOSSARY

9.1 Definitions

The following defined terms used throughout this Supplementary Scheme Booklet have the meaning set out below unless the context otherwise requires. Capitalised terms not defined in this Supplementary Scheme Booklet have the meaning given to them in the Scheme Booklet.

Acquired Companies	The Acquired TopCos and their respective direct and indirect subsidiaries.
Acquired TopCos	Ara VAC US TopCo and Ara VAC Dutch TopCo.
Acquired TopCo Equityholders	Ara VAC IE Aggregator, Blocker, and Ara HoldCo.
Annex	An annex to this Supplementary Scheme Booklet.
Ara EF Share Recipients	Has the meaning given in section 4.2(f).
Ara HoldCo	Ara VAC Holdings, Ltd., a limited company organized under the laws of Ireland.
Ara Lead EF Share Recipient	Ara VAC IE Aggregator.
Ara Parties	Ara HoldCo, Blocker, Ara Lead EF Share Recipient and (before the Closing) the Acquired TopCos.
Ara VAC Dutch TopCo	VAC Group B.V., a private limited company organized under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 42036655.
Ara VAC IE Aggregator	Ara VAC IE Aggregator, LP, a limited partnership organized under the laws of Ireland.
Ara VAC US TopCo	Ara VAC TOPCO US LLC, a limited liability company organized under the laws of Delaware.
Blocker	Ara VAC Blocker, SLP, a separate limited partnership organized under the laws of Jersey.
Board Nomination Right	Has the meaning given in section 4.2(g).
Closing	Has the meaning given in section 4.2.
Closing Date	The date on which Closing occurs.
Commitment Letter	The commitment letter between Energy Fuels and Goldman Sachs Bank USA in connection to the Senior Secured Term Loan facility.

Conditional OSC Financing	Energy Fuels’ conditional US$725 million, 20-year loan commitment from the OSC to finance the planned expansion of the White Mesa Mill and development of a planned rare earth metals and alloys facility in the United States, as announced in the Energy Fuels Financing Announcement.
DTL	Deferred tax liabilities.
Dutch Merger Sub	A private limited company to be organized under the laws of the Netherlands, to have its official seat in Amsterdam, the Netherlands and to be registered with the Dutch trade register.
Election Date	The latest time and date by which the ASM Registry must receive a validly completed Election Form from Eligible Scheme Shareholders who wish to elect to receive New Energy Fuels Shares (rather than receive New Energy Fuels CDIs by default) or to withdraw a previous Election made, being 5.00pm (AWST) on Wednesday, 19 August 2026, or such other time as Energy Fuels and ASM agree in writing.
Energy Fuels Financing Announcement	The press release published by Energy Fuels on 18 June 2026 (Eastern Time) in relation to the Conditional OSC Financing.
Energy Fuels Transaction Announcement	The press release published by Energy Fuels on 23 June 2026 (Eastern time) announcing that Energy Fuels had entered into a definitive agreement to acquire 100% of VAC.
Energy Fuels Updates	The Conditional OSC Financing, VAC Merger and Senior Secured Term Loan Facility.
Enlarged Combined Company	The combination of the Energy Fuels Group, the ASM Group and VAC following the implementation of the Schemes and the VAC Merger.
Enlarged Combined Company Pro Forma Historical Balance Sheet of Energy Fuels, ASM, and Ara VAC IE Aggregator	The Enlarged Combined Company pro forma historical balance sheet as at 31 December 2025.
Enlarged Combined Company Pro Forma Historical Financial Information of Energy Fuels, ASM, and Ara VAC IE Aggregator	The Enlarged Combined Company pro forma historical financial information, which consists of the Enlarged Combined Company Pro Forma Historical Balance Sheet of Energy Fuels, ASM, and Ara VAC IE Aggregator and the Enlarged Combined Company Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) of Energy Fuels, ASM, and Ara VAC IE Aggregator.
Enlarged Combined Company Pro Forma Historical Statement of Operations and Comprehensive Income (Loss) of Energy Fuels, ASM, and Ara VAC IE Aggregator	The Enlarged Combined Company pro forma historical statement of operations for the year ended 31 December 2025.
Escrow Agreement	Has the meaning given in section 4.2.

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Independent Director Veto Right	Has the meaning given in section 4.2(g).
Investors' Rights Agreement	Has the meaning given in section 4.2(g).
Lock-Up Shares	Has the meaning given in section 4.2(f).
Merger Agreement	Has the meaning given in section 4.2.
Merger Sub HoldCo	A Canadian unlimited liability corporation to be formed prior to Closing under the laws of a province of Canada determined by Parent, acting reasonably.
Merger Subs	US Merger Sub I together with US Merger Sub II and Dutch Merger Sub.
OSC	The U.S. Office of Strategic Capital.
Parent Parties	The Merger Subs, collectively with Energy Fuels, Merger Sub HoldCo and US Merger Sub HoldCo.
Replacement Independent Expert's Report	The replacement report of the Independent Expert in relation to the Schemes as set out in Annex 1 of this Supplementary Scheme Booklet.
Replacement Independent Specialist Report	The replacement report in Appendix 5 of the Replacement Independent Expert's Report.
Scheme Booklet	The document dated 18 May 2026 being the explanatory statement in respect of the Schemes, which has been prepared in accordance with section 412 of the Corporations Act.
Senior Secured Term Loan Facility	Energy Fuels' conditional commitment for a US$ 250 million senior secured term loan facility received from Goldman Sachs Bank USA.
Summary Letter	The summary letter issued by the Independent Expert in relation to the Replacement Independent Expert's Report as set out in Annex 1 of this Supplementary Scheme Booklet.

Supplementary ASM Information	The information in this Supplementary Scheme Booklet, including any information which amends, replaces or supplements any ASM Information in the Scheme Booklet, other than the Supplementary Energy Fuels Information, the Summary Letter, the Replacement Independent Expert's Report and the Replacement Independent Specialist Report.
Supplementary Energy Fuels Information	Information regarding the Energy Fuels Group, the Enlarged Combined Company, the business of the Energy Fuels Group and Enlarged Combined Company expressly provided by or on behalf of Energy Fuels to ASM in writing for inclusion in this Supplementary Scheme Booklet, being the following sections or parts thereof:

(a) the answers to the following questions in section 2:

              (i) What is the Conditional OSC Financing?;

              (ii) What is the VAC Merger?; and

              (iii) What is the Senior Secured Term Loan Facility?;

(b) section 4;

(c) section 5;

(d) section 6;

(e) section 7; and

(f) section 8.2.

For the avoidance of doubt, the Supplementary Energy Fuels Information excludes the Supplementary ASM Information, the Summary Letter, the Replacement Independent Expert's Report and the Replacement Independent Specialist Report.
Supplementary Scheme Booklet	This document, including its Annexes.
Transaction	The acquisition of the Scheme Shares by Energy Fuels through implementation of the Scheme in accordance with the terms of the Scheme Implementation Deed.
US Merger Sub HoldCo	Energy Fuels Holdings Corp., a Delaware corporation.
US Merger Sub I	A Delaware corporation to be formed.
US Merger Sub II	A Delaware limited liability company to be formed.
VAC	Ara VAC Dutch TopCo, Ara VAC US TopCo and their respective consolidated subsidiaries.
VAC Merger	Energy Fuels' proposed acquisition of 100% of VAC from Ara Partners for total cash-and-stock consideration of approximately US$1.9 billion, as announced in the Energy Fuels Transaction Announcement.

VAC Merger Cash Consideration	Has the meaning given in section 4.2.
VAC Merger Consideration	Has the meaning given in section 4.2.
VAC Merger Preferred Share Consideration	Has the meaning given in section 4.2.
VAC Merger Share Consideration	Has the meaning given in section 4.2.

9.2 Interpretation

In this Supplementary Scheme Booklet, unless expressly stated or the context otherwise appears:

(a) words and phrases have the same meaning (if any) given to them in the Corporations Act;

(b) words importing a gender include any gender;

(c) words importing the singular include the plural and vice versa;

(d) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(e) a reference to a section or annex is a reference to a section of and an annex to this Supplementary Scheme Booklet as relevant;

(f) a reference to any statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances, or by laws amending, varying, consolidating or replacing it and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g) headings are for convenience only and do not affect the interpretation of this Supplementary Scheme Booklet;

(h) a reference to time is a reference to time in Perth, Western Australia;

(i) a reference to $, A$ and AUD is a reference to the lawful currency of Australia; and

(j) a reference to US$, USD and U.S. cents is a reference to the lawful currency of the U.S.

ANNEX 1

SUMMARY LETTER AND REPLACEMENT INDEPENDENT EXPERT'S REPORT

Scheme Booklet

Corporate Directory

Australian Strategic Materials Limited

Level 4, 66 Kings Park Road

West Perth WA 6005

Financial Adviser

MA Moelis Australia

Level 27, Brookfield Place, 10 Carrington Street

Sydney NSW 2000

Moelis & Company LLC

New York (Global Headquarters)

399 Park Avenue,

4th Floor

New York, NY 10022

Legal Adviser

A&O Shearman

Level 12, Exchange Tower, 2 The Esplanade

Perth WA 6000

Independent Expert

BDO Corporate Finance Australia Pty Ltd

Level 9, Mia Yellagonga Tower, 5 Spring Street

Perth WA 6000

Independent Technical Specialist

SRK Consulting (Australasia) Pty Ltd

Level 3, 18-32 Parliament Place

West Perth WA 6005

ASM Registry

Automic Pty Ltd

Level 5, 191 St Georges Terrace

Perth WA 6000